UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          FRANKLIN LAKE RESOURCES INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)


         NEVADA                        1000                   52-2352724
 ----------------------    ----------------------------    -------------------
(State or jurisdiction     (Primary Standard Industrial     (I.R.S. Employer
   of incorporation         Classification Code Number)    Identification No.)
   or organization)

                               172 Starlite Street
                      South San Francisco, California 94080
                                 (650) 588-0425
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)


                               172 Starlite Street
                      South San Francisco, California 94080
                    ----------------------------------------
                    (Address of principal place of business
                    or intended principal place of business)


                                                      with a copy to:

        Father Gregory Ofiesh                 Corporate Capital Formation, Inc.
         172 Starlite Street                    2921 N. Tenaya Way, Suite 323
    South San Francisco, CA 94080                    Las Vegas, NV 89128
           (650) 588-0425                              (702) 947-4877
 ------------------------------------------------------------------------------
           (Name, address and telephone number of agent for service)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

----------------------------------------------

         If this Form is filed to register additional securities for an offering pursuant to Rule 452(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

----------------------------------------------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

----------------------------------------------

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

----------------------------------------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                               Amount to be     Proposed maximum    Proposed maximum     Amount of
  Title of each class of securities to be       registered       offering price        aggregate       registration
                 registered                         (1)             per unit       offering price (2)       fee
                                                                                                            (3)
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share          1,623,398           $0.76             $1,233,782          $114
---------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Rights                     1,623,398             --                  -                --
=====================================================================================================================

(1)  Maximum number of shares of common stock to be sold in this offering.
(2) Estimated, pursuant to rule 457(o) under the Securities Act, solely for purposes of calculating the registration fee. (3) Since both the shares of common stock and the rights are being registered for distribution in this Registration Statement, pursuant to rule 457(g) there is no separate registration fee for the rights.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED May____, 2002

                                   PROSPECTUS

                          FRANKLIN LAKE RESOURCES INC.
                        1,623,398 SHARES OF COMMON STOCK
                                   $ PER SHARE

         We are distributing, together with this prospectus, at no charge, non-transferable subscription rights to purchase shares of our common stock to persons who own our common stock as of the close of business on ______, 2002, the record date. You will not be entitled to receive any rights unless you are a shareholder of the Company at that time. You will receive 1 subscription right for every 5 shares of our common stock that you own on the record date. Each subscription right will entitle you to purchase 1 share of our common stock at the subscription price of $ per share. The shares are being offered directly by us without the services of an underwriter or selling agent.

         The subscription rights are exercisable beginning on the date of this prospectus and will expire at 5:00 p.m., Pacific Standard Time, on _________, 2002. We, at our sole discretion, may extend the period for exercising the rights. Rights which are not exercised by the expiration date will expire and will have no value. Your exercise of the rights may not be revoked unless the expiration date is extended for more than thirty days or there is a material change in the terms of the rights offering. You should carefully consider whether or not to exercise your rights before the expiration date.

         If you timely exercise all of your subscription rights, you will be entitled to exercise over-subscription privileges to purchase additional shares of our common stock at the same subscription price. The oversubscription privilege will expire concurrently with the expiration of the basic subscription rights.

         We are undertaking this rights offering to raise proceeds from the offering, which will be used for payables and operating capital. There is no escrow of subscription funds, minimum subscription amount, or minimum amount of proceeds to us. We have not enlisted the services of any broker or underwriter in connection with the Offering, and no one has committed to purchase any amount of shares.

         The subscription rights may not be sold, transferred or assigned, and will not be listed for trading on any stock exchange.

         Our common stock is listed on the Nasdaq OTC Bulletin Board under the symbol "FKLR" On April 15, 2002 the closing sales price of our common stock on the Nasdaq OTC Bulletin Board was $1.05.

         YOU SHOULD READ THE DESCRIPTION OF RISKS UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE [ ] BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

                               ------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  May ___, 2002

         No person has been authorized by us to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by us. This prospectus does not constitute an offer or a solicitation of an offer to buy any securities other than the shares of our common stock to which it relates issuable upon exercise of the rights or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any distribution of the securities offered hereby shall, under any circumstances, imply or create any implication that there have not been any changes in our affairs or in the information set forth or incorporated by reference herein subsequent to the date hereof.


                                TABLE OF CONTENTS

                                                                       Page
Forward-Looking Statements..............................................
Questions and Answers about the Rights Offering.........................
Who Can Help Answer Your Questions......................................
Prospectus Summary......................................................
Risk Factors............................................................
The Rights Offering.....................................................
Use of Proceeds.........................................................
Determination of Offering Price.........................................
Market Price of Common Stock............................................
Dividend Policy.........................................................
Capitalization..........................................................
Selected Financial Data.................................................
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.........................
Business................................................................
Management..............................................................
Ownership of Common Stock...............................................
Disclosure of Commission Position on Indemnification....................
Certain Relationships and Related Transactions..........................
Description of Securities...............................................
Plan of Distribution....................................................
Certain Federal Income Tax Consequences.................................
Legal Matters...........................................................
Experts.................................................................
Available Information...................................................
Index to Franklin Lake's Financial Statements...........................

                                    PROSPECTUS SUMMARY

Company's Business Summary

Franklin Lake Resources Inc. is a Nevada corporation engaged in the business of prospecting, exploration, and development of mineral resources, primarily precious metals, in the area of Death Valley, California. Our interests in potential mining properties are through mining claims on U.S. Government-owned land that we have registered with the U.S. Department of the Interior's Bureau of Land Management ("BLM"), and certain leasehold interests in lands owned or claimed by others. WE DO NOT HAVE A PRODUCING MINING PROPERTY AT THIS TIME.

Since our inception in 1986, Franklin Lake has primarily engaged in exploration of various land areas whose geological properties indicate the potential for the existence of valuable ore bodies. In certain instances, we have undertaken sampling programs in an attempt to verify the presence of valuable minerals, and to determine whether they exist in commercially mineable concentrations. To date, although we have demonstrated the existence of valuable minerals on our properties, we have been unsuccessful in proving commercially viable ore deposits.

During various periods since 1991, we have conducted limited exploration and testing on two areas of Death Valley, California, near the border with Nevada, known as Death Valley Junction and Franklin Lake. In the past two years we have concentrated our activities exclusively in those areas, based on certain assay results which we regard as favorable but not conclusive. We have recently upgraded our pilot plant at Death Valley Junction and invested approximately $80,000 in new equipment. This plant is designed to "concentrate" the ore so it can be sent to a refinery for final processing and extraction of any precious metals contained in the ore. Our internal tests have shown that these ores contain fine particles of gold, sliver, and platinum group metals. We hope and expect, but cannot be certain, that operation of the pilot plant as a method of volume-sampling ore from several areas of our properties will give us sufficient information to determine whether there exists an ore body that can be commercially developed, although the period of time that may be required to make that determination is highly uncertain. We will need to raise additional capital to finance the operation of the pilot plant, which we hope to accomplish through this rights offering.

Stockholder Rights Offering

         We are now offering and selling up to 1,623,398, shares of our common stock, which are the subject of this prospectus, to our existing stockholders. Pursuant to this offering, each of our stockholders shall have the right to purchase from us up to 1 share of our common stock for every 5 shares of common stock registered in his or her name at a price per share of $.__. This right may only be exercised during the period of time from the effectiveness of the registration statement of which this prospectus is a part, until the termination of the offering at 5:00 p.m. Pacific Standard Time on _________, 2002. You may find detailed information about the subscription rights and how to exercise them under the section titled "Plan of Distribution" beginning on page [ ] of this prospectus.

         We were incorporated in British Columbia, Canada in 1986, and redomiciled to the State of Nevada on January 3, 2002. Our principal executive offices are located at 172 Starlite Street, South San Francisco, California 94080 and our telephone number is (605) 588-0425.


                                  RISK FACTORS

         Investing in our common stock is very risky. The business of mining is generally subject to a number of risks, hazards and uncertainties, including gold bullion losses, environmental hazards, industrial accidents, labor disputes, unusual or unexpected geological formations or other geological or grade problems, unanticipated ground or water conditions, cave-ins, pit wall failures, flooding, rock falls, periodic interruptions due to inclement or hazardous weather conditions, other unfavorable operating conditions and other acts of God. Such risks could result in damage to or destruction of mineral properties or costs that make further activities prohibitively expensive. These general risks, together with the following specific risks, should be carefully considered by anyone contemplating an investment in the Company's stock.

EXPLORATION FOR ECONOMIC DEPOSITS OF MINERALS IS SPECULATIVE.

         We expect to expend considerable funds before we are able to determine whether there is a commercially mineable ore body on our properties. Should we fail to find adequate valuable minerals before our funds are exhausted, and if we cannot raise additional capital, we will have to discontinue operations, which could make our stock valueless.

EVEN IF THE COMPANY IS ABLE TO LOCATE VALUABLE ORE SITES, WE MAY NOT BE ABLE TO EXTRACT THE MINERALS PROFITABLY.

         In particular, the silica or "desert dirt" from which we are attempting to extract minerals has proven difficult and other companies have failed and gone out of business because they have not been able to develop economic extraction processes. The Company is working to develop an extraction process which we believe may be effective, but we do not yet have sufficient experience with it to make a reasonable prediction of our success. Without an economic extraction process, will not be able to produce sufficient revenues to sustain operations and may fail.

WE SELF-INSURE AGAINST TYPICAL BUSINESS RISKS.

         Except as required by law, the Company does not maintain property and liability insurance against risks which are typical in the operation of its business. In view of its very limited operations, the difficulty of obtaining such insurance, the high deductibles and broad exclusions common to such policies, as well as the direct cost involved, the Company has determined not to obtain such coverage until it is warranted by its operations. The lack of such insurance could result in significant economic hardship for the Company should it suffer indemnifiable losses prior to obtaining coverage, perhaps resulting in the failure of our business.

MARKET PRICES FOR PRECIOUS METALS MAY MOVE AGAINST US.

         The prices of precious metals have historically been subject to significant fluctuation. Even if we identify a valuable ore body on our properties and develop effective extractions processes, we cannot be certain of selling our production at prices sufficient to earn a profit from our operations. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, in addition to the other information in this prospectus, before investing in our common stock.

WE ARE EXPERIENCING A LIQUIDITY CRISIS

         We have incurred operating losses since our inception, resulting in a shareholders' deficit of CN$38,946,423 (approximately US$24,494,606) as of October 31, 2001. We are currently experiencing a liquidity crisis and require an immediate infusion of cash in order to continue operations. If we are unable to secure an immediate infusion of cash we will not be able to continue with the development of our properties and recovery systems, will be unable to generate revenues, and may even be forced to seek protection from our creditors through a voluntary bankruptcy filing. We cannot assure you that we will succeed in obtaining an immediate cash infusion.

WE HAVE A LIMITED OPERATING HISTORY

         We have a limited operating history, and have generated only insignificant revenues from sales of precious metals recovered during our exploration and development activities. We cannot assure you when, if ever, we will develop a process for the economic recovery of the minerals we believe exist on our properties, or that we will be able to operate such a process profitably in large-scale recovery operations.

WE EXPECT TO CONTINUE TO OPERATE AT A LOSS AND WE MAY NEVER ACHIEVE
PROFITABILITY

         We cannot be certain that we will ever achieve and sustain profitability. To date, we have been engaged in exploration, sampling and testing activities and have not generated any significant revenues from sales of precious metals recovered from our properties. We expect that we will continue to incur operating losses for the foreseeable future.


OUR BOARD OF DIRECTORS IS AUTHORIZED TO ISSUE PREFERRED STOCK WITHOUT STOCKHOLDER AUTHORIZATION WHICH COULD BE USED AS AN ANTI-TAKEOVER DEVICE

         Our Board of Directors is authorized to issue shares of preferred stock from time to time without stockholder authorization. The issuance of preferred stock could decrease the amount of assets and earnings available for distribution to our other stockholders. Preferred stockholders could receive voting rights and rights to payments on liquidation or of dividends or other rights which are greater than the rights of the holders of our common stock. In addition, the issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of our stock. This provision could also discourage an unsolicited acquisition and could make it less likely that stockholders receive a premium for their shares as a result of any unsolicited acquisition proposal.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SIGNIFICANT AMOUNT OF STOCK OF FRANKLIN LAKE AND EXERT CONSIDERABLE INFLUENCE OVER US

         As of April 1, 2002, our directors and executive officers beneficially owned approximately 38.1% (fully-diluted) of voting power represented by our outstanding common stock. As a result, these stockholders are able to significantly influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control that may be favored by other stockholders.

WE WILL NEED TO INVEST IN ADDITIONAL PERSONNEL TO ASSIST IN OUR TRANSITION FROM AN EXPLORATION STAGE COMPANY TO A PRODUCING MINING COMPANY

         Mining exploration and recovery activities often involve highly technical and specialized processes and procedures, including surveying, engineering, metallurgy, chemistry, geology, environmental science, and perhaps others. It will be necessary for us to timely recruit and retain, either as employees or as contracted consultants, such specialists at various stages of our business development. Because we are still analyzing our deposits and developing our processes, we cannot yet determine the future cost to the Company of these specialists; however, should we be unable to acquire the financial resources to retain these personnel when needed, our business may fail.

OUR STOCK PRICE MAY BE VOLATILE

The market price of our common stock has historically been volatile. We believe investors should expect continued volatility in our stock price as a result of various factors, including:

1.   analyst recommendations,

2.   fluctuations in the commodity prices of precious metals,

3.   market conditions relating to the world precious metals markets,

4. sales of substantial amounts of our common stock by existing stockholders, including short sales,

5. general public sentiment regarding the environmental impact of mining operations,

6. Company disclosures regarding the results of various stages of our sampling operations.

Such volatility may make it difficult or impossible for you to obtain a favorable selling price for our shares.

EXERCISE OF OUTSTANDING WARRANTS WILL DILUTE THE INTERESTS OF EXISTING STOCKHOLDERS

         The exercise prices of our outstanding warrants may be less than the current market price of our common stock on the date of conversion. To the extent of any exercise of these securities, the interests of our existing stockholders will be diluted proportionately.


WE EXPECT TO ISSUE ADDITIONAL COMMON SHARES IN THE FUTURE WHICH WOULD DILUTE THE OUTSTANDING SHARES

As of April 15, 2002, approximately 36,883,010 shares of our common stock were authorized but unissued, of which 2,777,314 were reserved for the possible exercise of warrants and options. These shares may be issued in the future without stockholder approval. The prices at which we sell these securities and other terms and provisions will depend on prevailing market conditions and other factors in effect at that time, all of which are beyond our control. Shares may be issued at prices which are less than the then-current market price of our common stock and/or at prices which are less than the prices at which the shares of common stock being offered by Company under this rights offering are sold.

FAILURE TO EXERCISE YOUR SUBSCRIPTION RIGHTS WILL RESULT IN DILUTION

If you decide not to exercise your subscription rights offered by this prospectus, or exercise fewer than the maximum rights offered you under the basic subscription right, your proportionate economic interest and voting rights will be reduced (called "dilution." The amount of dilution you experience as a result on not exercising your subscription rights will depend upon the number of rights exercised by other shareholders.

NO ONE HAS COMMITTED TO PURCHASE ANY AMOUNT OF THE SHARES OFFERED

We have not engaged the services of an underwriter for this offering, or received any commitment from anyone to purchase a minimum amount of the shares offered. If the amount of the subscriptions we receive is less than the cost to the us of making the offering, we will not accomplish our purpose of raising additional capital for use in our exploration and development activities.


                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         We believe that certain statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are considered prospective. These include statements contained under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Business." The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

o statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," intend," "plan," estimate" or "continue" or the negative or other variations of these words; and

o    other statements about matters that are not historical facts.

         We may be unable to achieve future results covered by the forward-looking statements. The statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

         Although it is important for you to be aware of the these limitations regarding forward-looking statements, our disclosure of them does not limit the liability of our officers, directors, control persons or promoters under the United States securities laws for material inaccuracies in, or omissions from, this prospectus.

                                 USE OF PROCEEDS

         We expect to use the net proceeds of this offering as follows (in order of priority - amounts are estimated):


                                           Amount Assuming   Amount Assuming     Amount Assuming
                                           Subscription of    Subscription of     Subscription of
         Purpose                              $350,000           $800,000          $1,200,000
--------------------------------------- -------------------  -----------------  -----------------
1.  Rights Offering Expenses                   27,114              27,114             27,114
2.  Registration of Xenolix Shares*            25,000              25,000             25,000
3.  Working Capital                           297,886            747,9886          1,147,886
-------

* Refers to registration rights agreement in connection with the asset acquisition from Xenolix Technologies discussed on page [___] under "Description of Business."

     Working capital will be applied toward general and administrative expenses, and the further exploration, testing, and recovery process development as described under "Description of Business" beginning on page ____ .


                         DETERMINATION OF OFFERING PRICE

     The price of our shares of common stock in this offering was arbitrarily determined. The factors we considered in determining the offering price included the historic and current market price of the common stock, our financial condition, challenges facing our Company, our history of profits and losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the then current trading price of our common stock. The offering price is not an indication of and is not based upon the actual value of the Company. The offering price bears no relationship to the book value, assets or earnings of the Company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities. On April 15, 2002, the last reported sales price of our common stock on the Nasdaq OTC Bulletin Board was $1.05 per share.


                              PLAN OF DISTRIBUTION

     The stock offered by Franklin Lake is being offered through the issuance of rights directly to its shareholders of record as of __________, 2002. Certain employees, officers or directors of Franklin Lake may solicit responses from you, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

     We intend to distribute rights and copies of this prospectus to shareholders of record on _________, 2002, as soon as the Registration Statement, of which this prospectus is a part, becomes effective with the Securities and Exchange Commission ("SEC").

     You may purchase shares under your subscription rights and, if you so choose, under your over-subscription privilege by applying to our stock transfer agency who will act as "subscription agent" for the offering. The specific procedures are explained in the following section and in the subscription documents accompanying this prospectus. You should understand that once your subscription is submitted to the subscription agent, you may not rescind it. There is no escrow of subscription funds, and there is no minimum amount of proceeds that we must receive in order for the company to use your subscription funds.


                       EXPLANATION OF THE RIGHTS OFFERING

What a "subscription right" means

     Without cost to you, we are distributing to you an instrument known as a "subscription right." You will receive 1 subscription right for each 5 shares of our common stock you owned as of _________, 2002, which we arbitrarily established as the "record date" for the rights offering. Each subscription right will entitle you, at your option, to purchase one share of our common stock at the "subscription price," which we have established as $____ per share. Should you elect to exercise your rights to subscribe, meaning that you choose to purchase the common stock offered to you, you may do so only on the terms and conditions of the offering, which are summarized in this section and explained fully in the following section captioned "The Rights Offering."

     You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anyone; only you can exercise them. If not exercised, your rights will expire at 5:00 p.m. on _________, 2002. Prior to that date and time, the Board of Directors may cancel the rights offering for any reason.

     The basic subscription privilege of each subscription right entitles you to purchase 1 share of our common stock at a subscription price of $.____ per share. Under the basic privilege, you may purchase any number of shares up to one-fourth the number of shares you already own.

     In addition, an oversubscription privilege may enable you to purchase a portion of shares, if any, that may become available as a result of other shareholders exercising fewer than their allotted numbers of rights.

     Once you submit your subscription form to the Subscription Agent you may not revoke your subscription, even if you subsequently learn unfavorable information about the Company.

The Purpose of the Rights Offering

     We are offering the subscription rights to our current shareholders in order to raise additional working capital. We require additional funds in order to pursue our business plan. Our Board of Directors has chosen to give you the opportunity to buy more shares and provide us with additional capital. This option provides each shareholder the opportunity to avoid dilution of their ownership interest, at least insofar as this current financing is concerned. Of course, we cannot assure you that we will not need to seek additional financing in the future that could result in dilution of your ownership, and in fact it is likely that we will seek such future financing.

Proceeds to Franklin Lake

     Our gross proceeds from the rights offering depends on the number of shares that are purchased. If we sell all 1,623,398 shares which may be purchased upon exercise of the rights offered by this prospectus, then we will receive proceeds of $1,233,782, before deducting expenses payable by us, estimated to be $27,080.


Method of Exercising Subscription Rights

     In order to exercise your subscription rights, you must properly complete the attached subscription certificate and deliver it to the Subscription Agent before 5 p.m., Pacific Standard Time, on _________, 2002. The address for the Subscription Agent is on page [ ]. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase. Please note that funds paid by uncertified personal check may take at least ten business days to clear. Accordingly, if you wish to pay by means of uncertified personal check, we urge you to make payment sufficiently in advance of _________, 2002 to ensure that we receive the payment and that it clears before that date. If your shares are held in the name of your bank or broker, you must contact your bank or broker if you wish to participate in this offering.

Risks of Exercising Subscription Rights

     The exercise of your subscription rights involves certain risks. Exercising your subscription rights means buying additional shares of our common stock, and should be carefully considered as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page [ ].

Effect of Not Exercising Subscription Rights

     If you choose not to exercise your subscription rights under the offering, you will retain your current number of shares of common stock. However, if other shareholders exercise their subscription rights and you do not, the percentage of Franklin Lake Resources Inc. that you own will diminish, and your relative voting rights and economic interests will be diluted. If you exercise your subscription rights and oversubscription privilege, or if you exercise your subscription rights and other shareholders do not, your proportionate voting rights and economic interests will increase.

Federal Income Tax Effect of Exercising Subscription Rights

     The receipt and exercise of your subscription rights are intended to create no tax effect; however, we are not representing any particular tax treatment and you should seek specific tax advice from your personal tax advisor.

Delivery of Subscribed Shares

     If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after ________, 2002.


               DISTRIBUTION OF RIGHTS AND SUBSCRIPTION PROCEDURES

BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE [ ].

The Subscription Rights

         We are distributing non-transferable subscription rights to shareholders who owned shares of our common stock on _______, 2002, at no cost to the shareholders. We will give you 1 subscription right for each 5 shares of common stock that you owned on _________, 2002. Each subscription right will entitle you to purchase one share of common stock for $.__. If you wish to exercise your subscription rights, you must do so before 5 P.M., Pacific Standard Time, on _________, 2002. After that date, the subscription rights will expire and will no longer be exercisable unless we extend the offering.

Basic Subscription Privilege

         Each subscription right will entitle you to receive, upon payment of $.___, 1 share of common stock. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after __________, 2002, whether you exercise your subscription rights immediately prior to that date or earlier.

Over-Subscription Privilege

         Subject to the allocation described below, each subscription right also grants you an over-subscription privilege to purchase additional shares of common stock that are not purchased by other shareholders. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full.

         If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If we receive over-subscription requests for a number of shares greater than the the number of shares available, we will allocate the available over-subscription shares to the over-subscribers in the same proportion that your basic subscription shares bear to the total of basic subscriptions. Regardless of the proportion, however, you will not receive more over-subscription shares than you actually apply for, although you may receive fewer.
No Recommendation

         We are not making any recommendations as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Expiration Date

         The rights will expire at 5:00 p.m., Pacific Standard Time, on _________, 2002, unless we decide to extend the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue shares of common stock to you if the Subscription Agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

Board of Directors' Withdrawal Right

         Our Board of Directors may withdraw the rights offering in its sole discretion at any time prior to or on April ___, 2002, for any reason (including, without limitation, a change in the market price of the common stock). If we withdraw the rights offering, any funds you paid will be promptly refunded, without interest or penalty.

Determination of Subscription Price

         Our Board of Directors chose the $.___ per share subscription price after considering a variety of factors, including the following:

         --the historic and current market price of the common stock;

         --our history of losses;

         --our business prospects;

         --our need for capital;

         --alternatives available to us for raising capital;

         --general conditions in the securities market;

         --the level of risk to our investors; and

         -- the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock.

         The $.__ per share subscription price should not be considered an indication of the actual value of Franklin Lake or of our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $.___ per share.

Non-Transferability of Subscription Rights

         Both the basic subscription rights and over-subscription rights are non-transferable and non-assignable. Only you may exercise these rights.

Exercise of Subscription Rights

          You may exercise your subscription rights by delivering to the Subscription Agent to be received on or prior to _______, 2002:

     o    A properly completed and duly executed subscription certificate;

     o    Any required signature guarantees; and

     o Payment in full of $.___ per share for the shares of common stock subscribed for by exercising your basic subscription rights and, if desired, your over-subscription rights.

         You should deliver your subscription certificate and payment to the Subscription Agent at the address shown under the heading "Subscription Agent." We recommend registered mail or overnight delivery. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights. If you choose to wire transfer funds for payment, you are urged to send your subscription certificate by overnight delivery no later than the date of your wire transfer to assure proper matching with your payment and, in any event, in time for delivery on or prior to _________, 2002. In addition, we request that you provide the name, ABA routing number of the originating bank and the date of your wire transfer on your subscription certificate.

Method of Payment

         Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to the order of Computershare Trust Company of Canada, as Subscription Agent. Payment for basic subscription rights and over-subscription rights may also be effected through wire transfer. Contact the Subscription Agent at (888) 661-5566 or (604) 661-0232 for wiring information.

         Payment will be deemed to have been received by the Subscription Agent only upon:

(A)  clearance of any uncertified check;

(B) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order;

(C) receipt by the Subscription Agent of any funds transferred by wire transfer; or

(D) receipt of funds by the Subscription Agent through an alternative payment method approved by Franklin Lake Resources Inc.

         Please note that funds paid by uncertified personal check may take at least ten business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of _________, 2002, to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier's check, money order or wire transfer.

Guaranteed Delivery Procedures

         If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the Subscription Agent on or prior to _________, 2002, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

(1) You send, and the Subscription Agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the over-subscription privilege, on or prior to __________, 2002;

(2) You send, and the Subscription Agent receives, on or prior to ________, 2002, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the over-subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the Subscription Agent within three business days following the date of the notice of guaranteed delivery; and

(3) You send, and the Subscription Agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three business days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number (604) 683-3694. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the Subscription Agent at the address set forth under the heading "Subscription Agent."

Signature Guarantee

         Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If a signature guarantee is required, signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Shares Held for Others

         If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

         If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the Subscription Agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

(2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

(3) to subscribe for additional shares of common stock pursuant to the over-subscription privilege (subject to any applicable proration).

         Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

         We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

State and Foreign Securities Laws

         The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

Our Decision Regarding Certain Matters Binding on You

         All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither Franklin Lake Resources Inc. nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give such notification.

No Revocation

         After you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock.

Shares of Common Stock Outstanding after the Rights Offering

         Assuming we issue all of the shares of common stock offered in the rights offering, approximately 9,740,388 shares of common stock will be issued and outstanding. This would represent a 25% increase in the number of outstanding shares of common stock.

IF YOU DO NOT EXERCISE YOUR BASIC SUBSCRIPTION RIGHTS, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE IF SHARES ARE PURCHASED IN THE RIGHTS OFFERING.

Fees And Expenses

     We will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither Franklin Lake Resources Inc. nor the Subscription Agent will pay such expenses.

Subscription Agent

     We have appointed our transfer agent, Computershare Trust Company of Canada, as Subscription Agent for the rights offering. The Subscription Agent's address for packages sent by mail or overnight delivery is:

                  Computershare Trust Company of Canada
                  510 Burrard Street
                  Vancouver, BC  V6C 3B9

     The Subscription Agent's telephone number is (888) 661-5566 or (604) 661-0232, and its facsimile number is (604) 683-3694. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the Subscription Agent. We will pay a fee of $[ ] plus certain expenses of the Subscription Agent. We have also agreed to indemnify the Subscription Agent from certain liabilities which it may incur in connection with the rights offering.


                                    IMPORTANT

         PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO __________, 2002. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST TEN BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER.

                              IF YOU HAVE QUESTIONS

         If you have questions or need assistance concerning the procedure for exercising subscription rights or if you would like additional copies of this prospectus, the instructions, or the Notice of Guaranteed Delivery, you should contact Ian Malcolm, of Computershare Trust Company of Canada, at (888) 661-5566 or (604)661-0232.

         If you would like additional copies of this prospectus, the instructions, or the Notice of Guaranteed Delivery you should contact the Franklin Lake Resources Inc. office at (650) 588-0425.


                         DETERMINATION OF OFFERING PRICE

         The price of our shares of common stock in this offering was arbitrarily determined. The factors considered in determining the offering price included the historic and current market price of the common stock, our financial condition, challenges facing our Company, our history of profits and losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the then current trading price of our common stock. The offering price is not an indication of and is not based upon the actual value of the Company. The offering price bears no relationship to the book value, assets or earnings of the Company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities. On April 1, 2002, the last reported sales price of our common stock on the Nasdaq OTC Bulletin Board was $1.06 per share.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our stock is currently quoted on the Over-the-Counter Bulletin Board. As of March 31, 2002, we had 6,915,333 shares of common stock outstanding. As of March 31, 2002, there were approximately 805 record owners and approximately 4,700 beneficial owners of our common shares.

         The following tables set forth the high and low bid prices of our common stock for each of the periods indicated (after giving retroactive effect to the January 2002 1-for-10 Reverse Stock Split):


               Period                               High            Low

November 1, 1999 to January 31, 2000                2.20            0.63
February 1, 2000 to April 30, 2000                  1.25            0.63
May 1, 2000 to July 31, 2000                        0.63            0.50
August 1, 2000 to October 31, 2000                  1.88            0.40

November 1, 2000 to January 31, 2001                0.59            0.30
February 1, 2001 to April 30, 2001                  0.48            0.25
May 1, 2001 to July 31, 2001                        2.30            0.30
August 1, 2001 to October 31, 2001                  0.80            0.40

November 1, 2001 to January 31, 2002                2.90            0.60
February 1, 2002 to April 15, 2002                  1.42            0.80

------------
Note: Prices have been adjusted to reflect a 1-for-10 reverse stock split effective January 9, 2002.


Dividend Policy

         Holders of our common stock are entitled to receive such dividends as our board of directors may declare from time to time from any surplus that we may have. However, we have not paid any cash dividends since our inception, and have no plans to declare or pay cash dividends on the common stock in the foreseeable future.


                             DESCRIPTION OF BUSINESS

Background - Redomiciliation

 We were federally incorporated as Naxos Resources Ltd. in Canada under the Canada Business Corporation Act on May 23, 1986. At a special meeting convened October 15, 2001, a majority of our shareholders voted to authorize the Company to apply for a Certificate of Continuance, continuing the corporation as if it had been incorporated under the laws of the State of Nevada. Accordingly, Franklin Lake Resources Inc. ("Franklin Lake" or "the Company") was incorporated in Nevada on October 29, 2001. On the same date, Articles of Domestication were filed with the Secretary of State, acknowledging the continuance of Naxos Resources as Franklin Lake Resources Inc. On January 3, 2002, Industry Canada issued Naxos a Certificate of Discontinuance. As a result of these filings and the issuance of the Certificate of Discontinuance the Company is now, and has been since January 3, 2002 a Nevada corporation and no longer under the jurisdiction of the Canadian Government.

One consequence of our redomestication from British Columbia to Nevada is to alter, in material respects, the rights of shareholders. Generally, the Nevada General Corporation Law (Chapter 78 of the Nevada Revised Statutes) permits the directors to undertake certain significant actions, such as entering into reorganization arrangements, changing the Company's independent auditors, or altering the corporation's capital structure, without prior approval of shareholders. Moreover, in Nevada a corporation may stipulate in its bylaws that actions on which shareholders are entitled to vote may be decided by as little as a simple majority, where Canadian law may require a super-majority vote for the same sort of action. Also, dissenters' rights are established by statute in Canada, but not in Nevada.

Development Stage Company

     We are a "developmental stage company", as the term is defined in the Statement of Financial Accounting Standards No. 7 (Accounting and Reporting by Developmental Stage Enterprises). A Company is considered to be in the developmental stage if it is devoting substantially all of its efforts to establishing a new business and either of the following conditions exists:

(1)  Planned principal operations have not commenced; or

(2) Planned principal operations have commenced, but they have not produced significant revenue.


The meaning of the term "development stage" as applied to the progress of our business does not mean that we have a commercially-proven mining property that is "in development." For purposes of our mining activities, we are considered to be an "exploration-stage company," pursuant to Guide 7 of Securities Act of 1933, because we are engaged in the search for mineral deposits and have not established that minerals exist of a type and in a quantity that would warrant commercial mining. As of the date of this prospectus, there can be no assurance that commercially viable mineral deposits will be found to exist on our properties.

     As a developmental stage company, we are not in a position to fund our cash requirements through our current operations. Recently, we have been able to raise a limited amount of capital through private placements of our equity stock, but we are uncertain about our continued ability to raise funds privately. Further, we believe that in general, junior resources companies such as Franklin Lake have a difficult time raising capital, particularly so in the current economic environment. If we are unable to secure adequate capital to continue our exploration and development efforts, shareholders may lose some or all of the value of their common stock.

     During Fiscal Year 2000, we completed a private offering of 360,500 units at a price of CDN$1.00 per unit, with each unit consisting of one share of common stock and warrants to purchase two additional shares. Father Gregory Ofiesh, our President, who purchased 300,000 of the units, has been making cash advances to us from his personal funds to cover our day-to-day operations. He is under no obligation, however, to make any such advances, and there is no assurance that he will be either willing or able to do so in the future. As of October 31, 2001, his total cash loans to us were CDN$313,409. He also contributed rents and management fees of $36,000 which are payable in shares of our common stock. (The numbers in this paragraph have been adjusted to reflect the 1-for-10 reverse stock split effective January 9, 2002.)

Ore Sampling Strategy

     In the past, we received various conflicting assays with respect to what minerals, if any, exist at our Franklin Lake site and whether they exist in a quantity and in a form that would warrant production. Differences in expert opinions exist as to what methods of analysis to use, whether deposits are homogeneous throughout and what metals, if any, are present, and, if present, of what grade and quantity. Such testing is expensive. Prior to the year 2000, we had spent several million dollars on tests and consulting fees on these matters. In March 2000, new management was elected and made a review of this subject a priority.

     After examining some of the past tests and studies, and viewing the extremely limited financial resources of Company, the new management determined that it would conduct all future exploration and sampling on the site internally, to limit the use of outside laboratories, and to minimize the use of independent consultants, in an attempt to gain greater control over the testing program and greater informational value from our expenditures. Our recent sampling activities, together with assay reports from prominent metallurgical laboratories, have led us to believe that precious metals do exist on our sites at Franklin Lake. Furthermore, we believe we have developed in our laboratory a process for extracting them, although we have not yet determined whether the value of the metals produced will exceed the cost of production. We are currently testing and working on scaling up our new process in order to commence larger-scale sampling. There is no assurance, however, that even with such efforts, or with further efforts, that we will be able to process ore profitably.

     Since November 2001, we have spent approximately $80,000 on equipment to retrofit our pilot plant to accommodate the scaling-up. We are hopeful that this will allow it to produce precious metals on a scale that although small, will be consistent enough to interest a refinery in purchasing its product. Even if such sales are made, there is no assurance that they will produce revenue adequate to cover ongoing expenses or to fund the expansion of its production to a more commercially viable level. If not, the Company will be required to raise additional capital for any such expansion. Should we be unable to raise the needed capital, we may not be able to continue in business.

     In April 2002 we entered into an agreement to purchase certain assets from Xenolix Technologies, Inc., an Arizona-based mining and exploration company that recently suspended operations. We purchased several items of equipment used in ore handling and processing with a depreciated value of $110,000, and intellectual property including patented mineral recovery processes which we believe will be applicable to the ores on our properties. As consideration for the tangible and intangible assets transferred to us, we issued 1,201,657 shares of our common stock to Xenolix Technologies, and agreed to register the shares under the Securities Act of 1933 as soon as practicable following the termination of the rights offering that is the subject of this prospectus. As additional consideration, we will place into escrow two warrants, each to purchase an additional 1,201,657 shares of our common stock. The two warrants expire six months and twelve months, respectively, following the execution of the asset purchase agreement. The warrants will be released to Xenolix following our verification and acceptance of the intellectual property, which we expect will take about sixty days. We have not agreed to register the warrants, or the shares underlying the warrants, under the Securities Act. We have filed the form of the agreement as an exhibit to the registration statement of which this prospectus is a part.

Staffing

     As of February 15, 2002, the Company employed personnel equivalent to four-to-five full-time persons, all in the United States. We believe that our relationship with our employees is good.


Historical Drill And Assay Program

     Since 1991, the Company has conducted and completed numerous drilling and assay programs. During the fiscal year 1997, we hired Ledoux & Company ("Ledoux") to extensively verify and evaluate different samples of preparation assay techniques for the most effective methodology for assaying any group elements of gold and/or platinum that may be present on our site at Franklin Lake. Ledoux conducted various assay and sample preparation techniques, which in early testing, they found what it showed to be some presence of gold as evidenced by their certified assays. The results however were inconsistent.

     Also during 1997, we obtained permits for a portion of a proposed 225 drill hole program, and five holes were drilled under the supervision of Behre Dolbear Engineering. It was Phase I of three-phase drilling program, scheduled for completion in 1998. Chain of custody was preserved on the material from these holes and later was shipped to Colorado Mineral Research Institute for sample preparation, and subsequently to Ledoux for analysis; again, it showed the presence of gold.

     Subsequent to the end of fiscal year 1997, Ledoux advised us that it was achieving success in recovering gold from our ores using a conventional approach involving the preparation, drying, grinding, and splitting of ore. Splitting means to divide the sample into some number of smaller samples whose assays can be compared for consistency, thus guarding against a false result due to contamination or procedural errors in the laboratory.

     During 1998, we finally completed Phases II and III of the 225 drill hole program. Sixty-one holes were drilled to depths ranging from 150 to 250 feet. Material was then forwarded under chain of custody to Rocky Mountain Geochemical ("Rocky Mountain"). Thereafter, the ore was prepared, split, and sent to two laboratories: Ledoux and Alfred H. Knight ("Knight") for assaying, in addition to assaying performed by Rocky Mountain.

     In July 1998, we learned from Ledoux that we had received economically viable assay results with regard to the ore assayed in the 1998 program. However, shortly thereafter Rocky Mountain and Knight notified us that their assaying revealed no economically viable precious metals in the ore from the Franklin Lake property. When Ledoux learned of these reports, it retracted its assays for the 1998 drill program. After receiving the conflicting results, we questioned Ledoux as to why it had certified economically viable assay results while the other two labs that worked with Ledoux's assay protocol had not achieved similar results. Ledoux's response was that there was contamination in the rotation of the material at the Ledoux lab that resulted from the rotation of gold and silver as collectors in the protocol. Ledoux did, however, reaffirm its support for the assay result it certified with regard to ore processed prior to the 1998 drill program.

     During 1999, the Company also drilled four wells ranging in depth from 600 to 1000 feet to test and identify materials suspended in the brine water located under the Franklin Lake property. Work performed by the U.S. Geological Survey in the early 1980's indicated that there might be value in these minerals. The analysis of the brine water indicated potentially valuable amounts of sodium sulfate and boron. However, our management decided to focus on precious metals and not to pursue sodium sulfate and boron.

     Subsequent to the end of the fiscal year October 31, 2000, we received notice from the U.S. Bureau of Land Management ("BLM") that the holes drilled in 1999 had not been properly capped. After receiving the notice, the Company worked with BLM, employed contractors licensed for this specialized work, and filled and sealed the holes at an approximate total cost of US$11,000. The work was completed and completely paid for by April 10, 2001.

Regulation And Licensing

     From our inception through January 3, 2002, the Company, doing business as Naxos Resources, was primarily subject to the law of Canada and required to file various reports with agencies of Canada (including British Columbia and Alberta). As Franklin Lake, we will be primarily subject to U.S. and Nevada law. (See "Background - Redomiciliation," above.) Because the majority of the former Naxos' shareholders were residents of the U.S., we were also required to file certain reports with the Securities and Exchange Commission ("SEC") including Annual Reports on Form 20-F. Our most recent report on Form 20-F was filed for the fiscal year ended October 31, 2000. As Franklin Lake, we will also be required to file SEC reports in addition to other federal and government reports. Principal among these reports will be the Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K. Our Annual Report for the year ended October 31, 2001 was filed on Form 10-KSB.

     Our mining operations and exploration activities are subject to extensive laws and regulation governing prospecting, development, exports, taxes, labor standards, occupational safety and health, waste disposal, protection and redemption of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. We may in the future be subject to clean up liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other Federal and State rules that establish cleanup liability for the release of hazardous substances. In the context of environmental permits, including the approval of reclamation plans, we must comply with standards, existing laws and regulations, which may entail greater or lesser costs and delays depending on the nature of the activities to be permitted and how the regulations are implemented by the permitting authority. It is possible that the costs and delays associated with the compliance with such laws, regulations and permits could become so onerous that the company would not proceed with the development of a project or the operation or further development of a mining site.

     Amendments to current laws and regulations governing operations and activities of mining companies are actively considered from time to time and could have a material adverse impact on us. The mining industry had been subject to increasing government controls and regulations in recent years.

     We have obtained the necessary permits for exploration work performed to date, and will continue to seek such permits in the future. To date, we have not experienced any material adverse economic effects as a result of complying with applicable laws relating to the protection of the environment, but there can be no assurance that it will not suffer such adverse effects in the future.

     Environmental and other laws and regulations are continually evolving. We cannot determine the impact of future changes in such laws and regulations on our operations or future financial position, due to the uncertainty surrounding the ultimate form and scope of such laws and regulations. We believe the Company to be substantially in compliance with all applicable laws and regulations. If we are not in compliance with any such law or regulation, we may be subject to fines, clean-up orders, restrictions on operations, or other penalties.

     In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law, which governs mining claims and related activities on U.S. Federal lands. If adopted, such legislation could, among other things, impose royalties on production from current unpatented mining claims located on Federal lands, and reduce the amount of future exploration and development activities we may conduct on our unpatented claims. In October 1994, however, a moratorium on processing new patent applications on mining claims was approved. While such moratorium currently remains in effect, its future remains unclear. All of the Company's mining claims so far are located on unpatented mining claims on U.S. Federal lands.

     There is no known cause of action which may have existed by January 3, 2002, when Industry Canada issued the Certificate of Discontinuance, which we, directly or on behalf of our shareholders may have had against any party in Canada. To the extent any such cause of action may have existed, it may be difficult or impractical to pursue. Further, U.S. shareholders may experience impediments to the enforcement of civil liabilities in the U.S. against foreign persons such as an officer, director or expert acting on behalf of the Company in Canada. Such difficulty arises out of the uncertainty as to whether a court in the U.S. would have jurisdiction over a foreign person in the U.S., whether a U.S. judgment is enforceable under Canadian Law, and whether suits under U.S. securities laws could be filed in Canada.

     At this time, we have no place of business in Canada and own no property in Canada. Because of such facts and because of the issuance of the Certificate of Discontinuance, the Company is no longer subject to regulation by Canada or any of its provinces. We may, however, if we have a certain minimum number of shareholders in any Canadian province, be required to file annual or other informational reports with the appropriate government agency. We believe that at this time we are required to file reports with Alberta and British Columbia government agencies, and intend to do so.

Competition

     The business of mineral exploration and mine development is highly competitive, and tends to be dominated by a limited number of major companies. Although we do not compete directly against any particular firms for sales or market share, many of the human and physical resources we may require - such as engineering professionals, skilled equipment operators, and managers, as well as extractive and metallurgical processes and equipment -- are also sought by companies with substantially greater financial means than we possess, which places us at a competitive disadvantage in obtaining such resources. Accordingly, we cannot be certain that we will be able to obtain the human and physical resources we may need from time to time.

                             DESCRIPTION OF PROPERTY

     As noted in "Description of Business" above, we hold interests in three properties, referred to as the Death Valley Junction site, the Franklin Lake site, and the South San Francisco office.

Death Valley Junction Site

     Our laboratory facilities and pilot plant are located at this site. We hold a lease to 52.5 acres of land and buildings, including tailings piles. The lease covered an initial ten-year term, which expired on April 24, 2001. The lease provided, however, that "said principal term to be extended for a period of time as long as lessee (Company) is active in obtaining permits and/or drilling and/or making any other agreements as may be later agreed as to a modification of this lease agreement." Company management believes that its current activities fall within the meaning of said provision and that the lease is extended pursuant thereto. The lease requires advance royalty payments of $1,000.00 per month (increased by mutual agreement to $1,200.00 per month for months after April 24, 2001) or 5 percent net smelter returns from tailings pile and settling pond ore, whichever greater.

Franklin Lake Site

     Franklin Lake is a dry lake in Inyo County, California. The Lake bed, called the "playa," and the surrounding area is the ground on which the Company is conducting its exploration and testing efforts. In its annual report for Fiscal Year Ended October 31, 2000, the Company reported a lease to 408 mineral claims. During Fiscal Year Ended October 31, 2001, the exact area covered by the 408 claims was restaked as 58 placer association claims. This was possible because, whereas the former claims were limited to 20 acres each, the placer association claims may cover up to 160 acres each, considerably reducing the Company's claims costs.

South San Francisco Office

     The Company uses space in a building owned by the Company president for its executive and administrative offices. From March 2000, through January 2001, the president provided such space and provided office support services to us without charge or other consideration. Effective February 1, 2001, the Company began to compensate him for such services at the rate of US$1,258.00 (Cdn$2,000.00) per month. Effective November 1, 2001, the payment was changed to US$2,000 per month. None of such payments are made in cash; the obligation may only be redeemed in exchange for shares of Company stock.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis should be read in conjunction with our audited financial statements for the fiscal year ended October 31, 2001, and our interim financial statements (unaudited) for the period ended January 31, 2002.

NOTE: The amounts in the following discussion have been converted to United States Dollars (US$). A reconciliation between United States Generally Accepted Accounting Practices and ("GAAP") and Canadian GAAP is provided in the notes to our audited financial statements under the heading "Financial Information" below.

Results Of Operations For Fiscal Year Ended October 31, 2001

     With respect to the Company's short term liquidity, our "current ratio" (current assets divided by current liabilities) as of October 31, 2001 was 0.45 compared with 0.25 as of October 31, 2000 and 0.21 as of October 31, 1999. The greater the current ratio, the greater the short-term liquidity of the Company.

     In terms of Company's long-term liquidity, the Company will continue to depend almost exclusively on equity financing through private placements, warrants, and options until such time that Company's is able to produce and sell precious metals in a quantity that will provide the needed funds.

     At October 31, 2001, we had working capital in the amount of $28,314 compared with $65,388 at October 31, 2000, and $309,634 at October 31, 1999.

     During fiscal year 2001, the Company incurred mineral exploration costs of $145675, all on our Franklin Lake properties. During fiscal year 2000, we incurred such costs of $230,576. We expect to continue to concentrate our resources on further exploration and development of the Franklin Lake properties.

     During the three fiscal years ended October 31, 2001, the Company did not generate any significant revenues from operations and, since we are not in production, no royalty payments are payable. We expect to pay no advance royalties for the fiscal year 2002.

     The operating loss for fiscal year 2001 was $311,826, compared to an operating loss of $454,764 for the year 2000. In the year 2001, the loss per share was $0.01 compared to a loss of $0.03 in 2000. The weighted average number of shares in the per-share calculations was 36,316,344 in fiscal year 2001, and 32,548,930 in fiscal year 2000.

     As of October 31, 2001, the Company's cash balance was $7,872, compared to $5,224 on October 31, 2000 and $65,291 on October 31, 1999.

     To date, the Company has not implemented environmental loss contingencies since the Company is not yet in the production stage and therefore has not experienced any significant environmental concerns.

     The Company is a resource development company engaged in the exploration and, if warranted, development of mineralized properties in the U.S. We are in the development stage and have not yet earned any significant revenues; as a developmental stage company all exploration and development stage expenditures are expensed as incurred.

     Since our inception, we have funded our activities by issuing equity stock. Although we will continue periodically to seek external sources of funds, there can be no assurance that we will be able to raise sufficient capital to fund our operations. If we do raise equity capital, depending on the number of shares issued and the issue price of the shares, current shareholders' interests may be diluted.

     During fiscal year 2001, the Company raised net cash proceeds from equity financing in the amount of $16,981. In fiscal year 2000, net cash proceeds were $254,621, and in fiscal year 1999, they were $130,935.

     Total cash provided by financing activities, namely the issuance of shares of common stock and warrants and the exercise of options, during fiscal year 2001 was $287,320, as compared with $273,229 and $130,935 for fiscal years 2000 and 1999, respectively.

     The Company's consolidated financial statements were prepared on a going concern basis, which assumes that the Company will be able to realize assets and discharge liabilities in the normal course of business. The ability to continue as a going concern is dependent on the Company's ability to generate profitable operations in the future, to maintain adequate financing, and to achieve a positive cash flow. There is no assurance it will be able to meet any or all of such goals.

Interim Period through January 31

     During the period from October 31, 2001 through January 31, 2002 we continued operations as in the previous year.

     Mineral exploration expenses were approximately the same as in the previous year.

     Administrative expenses increased in several accounts. This period included salaries to an employee of $3,200 versus no salary expense for the prior year. Travel increased because of more trips between the Company's executive and administrative offices and its operations sites. Office expenses increased from $(1,180) to $8,197 partly because of shifts of items between accounts and between accounting periods. Management fees and rent increased but neither of these accounts involves cash; the amounts are payable only by the issuance of shares of our stock.

     During the interim period, we issued 600,000 shares of our stock for $150,000 on a subscription received in a prior period, and 120,000 shares for $30,000 cash.

Subsequent Events

     On April 9, 2002 we entered into an agreement to acquire certain tangible and intellectual assets of Xenolix Technologies, Inc. of Summit, New Jersey. In connection with that agreement, we issued 1,201,657 shares of common stock to Xenolix, and reserved an additional 2,403,314 shares for issuance against the possible conversion of warrants issued to Xenolix under the same agreement. The warrants are exercisable 50% within six months, and 50% within 12 months, of the date of issue, at an exercise price of $1.08. The warrants were issued into an escrow account, to be released to Xenolix upon our verification and acceptance of the intellectual property that was the principle subject of the purchase agreement.

Plan Of Operation For Fiscal Year 2002

         We will need to raise additional equity capital to support our operations during the next 12 months. We have focused our limited resources on the completion of the pilot plant and implementation of the bulk sampling program, but will be unable to continue beyond 90 days or so without an infusion of cash. We hope and expect, but cannot be certain, that subscriptions to our common stock under this rights offering will provide funds to continue; if not, we will explore alternative financing options, or perhaps a joint venture arrangement with a company capable of completing the plant and conducting the sampling.


                                   MANAGEMENT

The directors and executive officers of the Company are as follows:

Name                        Age       Position                   Service Began
--------------------------------------------------------------------------------

Stanley Combs               56        Director, Chairman         July 1998

Father Gregory Ofiesh       70        President, Chief           March 2000
                                      Executive Officer,
                                      Acting Treasurer and
                                      Director

Robert Chatwin              75        Director                   July 1998

Maher Moussa                36        Director                   April 2001

Kamal Alawas                50        Director                   January 2002

Paul Kaser                            Director                   January 2002

Peter Boyle                 63        Vice President -           August 2000
                                      Regulatory Affairs,
                                      Secretary

Frances Nelson*             47        Treasurer*                 January 2002*
---------------
* Frances Nelson resigned as Treasurer in April, 2002, and her successor has not yet been appointed. Father Gregory Ofiesh has assumed the duties of acting treasurer. Ms. Nelson's resignation was for personal reasons and not as a result of any disagreement with the Company.

     STANLEY R. COMBS, director and chairman of the board, is a Florida resident. Mr. Combs is currently self-employed as a business consultant. Until January 2001, he was Vice President of Asighning Construction - Laundromax - Architect. Prior to that he had been director of planning and construction for Claire's Stores.

     FATHER GREGORY OFIESH, director, president and chief executive officer, is California resident. After 42 years as an Orthodox priest, Father Ofiesh retired as Pastor of St. Nicholas Orthodox Church, San Francisco, California, on January 1, 2001. Prior to his retirement, he was, and he continues to serve as, Dean of the San Francisco Bay Area Orthodox Clergy.

     ROBERT CHATWIN, a director, is a resident of British Columbia. He is a retired businessman.

     MAHER MOUSSA, a director, is a citizen of Canada, resident in the U.S. He is currently self-employed as a business consultant. Previously, he was employed in a family import-export business in Egypt and Canada.

PAUL A. KASER, a resident of New Jersey, is a chemical engineer with BASF, a large chemical company.

     KAMAL ALAWAS, resident of Washington, is the president of International Star Inc. and Sidon International Resources Corp., both mining companies. Previously, he was associated with other mining companies and involved with private investments.

     PETER BOYLE, vice president-regulatory affairs, is resident of California. He is an attorney-at-law and a member of the State Bar of California. He has over 35 years of experience representing a diverse group of businesses on a wide range of transactional, corporate, and regulatory matters. He is a graduate of the University of Notre Dame and the University of Pennsylvania Law School.

     FRANCES NELSON, Treasurer, is employed by Franklin Lake on a part time basis, and also works part time as controller of Romono, Inc., a wholesale baking company owned by members of Father Ofiesh's family. She previously served as assistant controller of another bakery. She studied accounting at Skyline College and is a licensed by the State of California as a tax preparer.

     There are no family relationships between any directors and/or executive officers. There are no arrangements or understandings between any director and/or executive officer and any other party relating to the selection of any person as an officer or director.

     To the Company's knowledge, it is not owned or controlled, directly or indirectly, by another corporation or any foreign government.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The Company does not currently have any formal plan or standard arrangement for compensating its directors for their services as directors, other than the granting of stock options. The Company gives each director an option to purchase 5,000 shares of Company stock (adjusted for the reverse split effective January 9, 2002), for each year he serves as a director. The options are for three years and are granted at the market price on the date of the grant. Although the Director Stock Option Plan has expired, it is the Company's intention to continue this practice. Directors receive no cash compensation.

         The following table sets forth a summary of compensation received by each of our officers and directors who received compensation from the Company during either of our most recent fiscal years.




===================================================================================================================
Name and Principal Position        Year           Annual Compensation               Long-Term Compensation
-------------------------------------------------------------------------------------------------------------------
                                                                                  Awards               Payouts
                                                                               ------------------------------------
                                                                                                    All Other
                                               Salary ($)        Bonus ($)      Options (#)         Compensation ($)
--------------------------------  -------    --------------    ------------    ------------     -------------------

Father Gregory Ofiesh               2001         $27,642
President, CEO, Director            2000         $17,647
                                    1999              $0

Peter Boyle                         2001         $27,962
Vice President                      2000          $9,052
                                    1999              $0
-----------------------------------------------------------------------------------------------------------------------

* The payments to Father Gregory Ofiesh, President and CEO, are called management fees, but they are not payable in cash; the amounts may only used to purchase securities of the Company.

** Peter Boyle, vice president-regulatory affairs, is an attorney at law and does not work full-time for the Company. He is paid on a fee basis and the amounts above represent the fees paid to him during each of the respective years.

     No funds were set aside or accrued by the Company during fiscal year 2001 or 2000 to provide pension, retirement or similar benefits for directors or executive officers.

     The table below provides information, as of April 1, 2001, as to the number of outstanding shares of common stock subject to stock options held by directors and officers of the Company. The numbers have been adjusted to give effect to the 1-for-10 reverse stock split effective January 9, 2002.

                 Stock Options Outstanding - Directors/Officers
                               As Of April 1, 2001

==========================================================================
Expiration Date          Exercise Price         Number of Common Shares
--------------------------------------------------------------------------

October 1, 2002            CDN$0.13                5,000 (director)

October 1, 2002            CDN$0.13                5,000 (former director)

November 27, 2002          CDN$0.13                10,000 (director)

November 27, 2002          CDN$0.13                5,000 (former director)

March 24, 2003             CDN$0.10                15,000 (director)

March 24, 2003             CDN$0.10                7,000 (former director)
                                               ----------
Total                                              47,000
---------------------------------------------------------------------------

     Under Canadian securities law, if any warrants are exercised during the first twelve months after issuance, the shares cannot be transferred prior to the end of such twelve-month period.

     Under U.S. securities law, shares issued on the exercise of such warrants cannot be transferred until 12 months from the date of exercise and full payment of the exercise price.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     The Nevada General Corporations Law, codified in Chapter 78 of the Nevada Revised Statutes, permits a corporation to indemnify its officers and directors against liabilities that may arise in the course of their service. The By-laws of Franklin Lake Resources Inc. provide that the Company shall indemnify its officers and directors to the fullest extent permitted by law. We have not entered into any specific contractual arrangement with any officer or director with respect to such indemnification.

     We have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of February 15, 2001, the beneficial ownership of the Common Stock: (i) by each stockholder known by the Company to beneficially own more than 5% of the Common Stock (ii) by each director of the Company; (iii) by the Company's Chief Executive Officer; and (iv) by all executive officers and directors of the Company as a group. Amounts presented give effect to the January 9, 2002 one-for-ten reverse stock split Except as otherwise indicated below, each named beneficial owner has sole voting and investment power with respect to the shares of Common Stock listed.

=====================================================================
Title                                                       Percent
of Class      Persons or Group          Shares Owned       of Class
=====================================================================

Common       Father Gregory Ofiesh (1)
             172 Starlite Street
             South San Francisco
             California  94080                  2,382,096            37.2%

Common       Kamal Alawas,
             172 Starlite Street                        0               0%
             South San Francisco
             California  94080

Common       Robert Chatwin (2)
             172 Starlite Street                34,700(2)             0.5%
             South San Francisco
             California  94080

Common       Stan Combs
             172 Starlite Street                    6,250             0.1%
             South San Francisco
             California  94080

Common       Paul Kaser
             172 Starlite Street                   10,000             0.2%
             South San Francisco
             California 94080

Common       Maher Moussa
             172 Starlite Street                        0               0%
             South San Francisco
             California 94080

Common       Peter Boyle

             172 Starlite Street                    5,000             0.1%
             South San Francisco
             California  94080

Common       Forrest G. Godde(4)
             P.O. Box 1152                        744,230             9.2%
             Lancaster, CA  93584-1152
----------------------------------------------------------------------------
Common       Officers and Directors
               as a Group (3)                    2,438,046           38.1%
============================================================================

(1) Father Gregory Ofiesh, President and a Director, hold warrants to purchase 2,000,000 shares of common stock. Exercise of all such warrants, and assuming the exercise of all other outstanding warrants and options, would result in beneficial ownership of 4,382,096 shares, or 42.6% of the class.
(2) Robert Chatwin, a Director, holds warrants to purchase 27,000 shares of common stock. Exercise of all such warrants, and assuming the exercise of all other outstanding warrants and options, would result in beneficial ownership of 61,700 shares, or 0.6% of the class.
(3) Upon exercise of outstanding warrants, Officers and Directors as a group would beneficially own 4,595,496 shares, or 44.9% of the class.
(4)  Mr. Godde is an investor who does not hold a position in the Company.

     There are currently no arrangements known to the Company the operation of which may at a subsequent date result in a change of control of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 21, 1998, the Company had agreed to loan Jimmy John, former director, former chairman of the board, and former president of the Company, CDN$733,107.45 to exercise existing warrants held by him for shares in the Company. The loan is now due but unpaid and Company has filed suit against Mr. John, and he has filed a counter-claim against the Company. See Item 3, "Legal Proceedings."

     In the fiscal year 1999, the Company received an offer from Father Gregory Ofiesh, a director but then not an officer of the Company, to purchase all property owned by the Company (including improvements and equipment located thereon), situated in the County of Nye, State of Nevada. In the fiscal year of 2000, the Company sold the property to him on the following terms:

1. The Company sold all rights, titles, and interests in the property for US$125,000, payable in full at closing, with the title to the property to be free and clear of all liens, charges and encumbrances.

2. The Company has the right to store ore samples conveyed under chain of custody and under the Company's lock and key in a satisfactory place located in a building on the property at no charge to the Company.

3. The closing date was February 1, 2000, with the full purchase price paid in cash; and

4.   All costs of this transaction were borne by the purchaser.


                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 45,000,000 shares of common stock, par value $0.001 per share, of which 8,116,990 shares have been issued and are outstanding, and 5,000,000 shares of preferred stock, of which no shares have been issued or are outstanding.

     Under Nevada law and our Articles of Incorporation, holders of common stock are entitled to the following rights and privileges:

1. to cast one vote per share on all matters to be voted upon by the stockholders;

2. subject to preferences that may be applicable to any outstanding preferred stock, to share ratably in dividends, if any, when and if declared from time to time by the Board of Directors out of legally available funds; and

3. in the event of the liquidation, dissolution or winding up of Franklin Lake, to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

     The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.


Anti-takeover Effects of Nevada Law.

     The Nevada General Corporation Law, codified as Chapter 78 of the Nevada Revised Statutes, applies to the Company since we are a Nevada corporation.. Under certain circumstances, the following selected provisions of the NGCL may delay or make more difficult acquisitions or changes of control of the Company. The Articles and By-laws do not exclude the Company from such provisions of the NGCL. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests, and that they could limit or prevent an upward fluctuation in the price of our common stock in response to a take-over attempt.

     NRS 78.378 to 78.3793 limits the voting rights of a person who acquires a controlling interest in a Nevada corporation.

     NRS 78.411 to 78.444 limits certain business combinations with interested stockholders, unless the combination is approved by a majority of the corporation's directors prior to the interested stockholder acquiring his or her shares.

     NRS 78.200 empowers a corporation's board of directors to create and issue rights or options to purchase any class of the company's equity stock. Such an issuance may be used to prevent or discourage a change of control of the Company.

     NRS 78.138 permits the board of directors to determine whether a change in control or proposed business combination is in the best interests of the corporation, and to take action to continue the corporation's independence if it so chooses.


Transfer Agent and Registrar

     The transfer agent and registrar for Franklin Lake's common stock is Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9. Computershare's telephone number is (604) 661-0232 and its facsimile number is (604) 683-3694.


Shares Eligible for Future Sale

     Upon completion of this offering, if all the subscription rights are exercised, the Company will have a maximum of 9,740,388 shares of Common stock outstanding. All of the shares sold by the Company in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as defined under the Securities Act). Also, we have agreed to register 1,201,657 shares that we issued to Xenolix Technologies, Inc., in exchange for assets we purchased from them. Once the registration statement becomes effective those shares will be freely transferable and could be sold into the market. Of the remaining 6,915,333 shares of common stock, certain shares may be "restricted securities" under applicable securities laws. Additional shares of common stock may become eligible for sale in the public market from time to time upon exercise of warrants and stock options.

     Holders of restricted securities must comply with the requirements of Rule 144 in order to sell their shares in the open market. In general, under Rule 144 as currently in effect, any affiliate of the Company and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least two years, would be entitled to sell in the open market within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of the Company's Common Stock; or (ii) the average weekly trading volume reported on the Nasdaq OTC Bulletin Board during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about the Company. Non-affiliates who have held their restricted shares for two years are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates of the Company for the three months preceding such sale. As of April 1, 2002, options to acquire 47,000 shares and warrants to acquire 327,000 shares were outstanding.

     We can make no prediction as to the effect, if any, that sales of shares of common stock or the availability of shares for sale will have on the market price of our common stock. Nevertheless, sales of significant amounts of common stock could adversely affect the prevailing market price of common stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.


                              FINANCIAL INFORMATION

     The Company's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") and all amounts therein are expressed in Canadian Dollars unless otherwise stated. Reconciliation to U.S. generally accepted accounting principles ("U.S. GAAP") is contained in the Notes to the Consolidated Financial Statements. The value of the Canadian Dollar in relation to one U.S. Dollar was CDN$1.59 for every US$1.00 as of October 31, 2001; CDN$1.53 as of October 31, 2000; and CDN$1.47 as of October 31, 1999. See attached Consolidated Financial Statements attached and Notes thereto.




                          INDEX TO FINANCIAL STATEMENTS

                                                                     Pages
                                                                     -----

Report of Independent Auditors

Consolidated Balance Sheets as of October 31, 2001 and 2000

Consolidated Statements of Operations for the years ended
October 31, 2001 and 2000

Consolidated Statements of Stockholders Equity for the years ended October 31, 2001 and 2000

Consolidated Statements of Cash Flows for the years ended
October 31, 2001 and 2000

Notes to Consolidated Financial Statements

Differences Between Canadian And United States Generally
Accepted Accounting Principles (Canadian GAAP and US GAAP)

ELLIS FOSTER
CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC  Canada   V6J 1G1
Telephone:  (604) 734-1112  Facsimile: (604) 714-5916
E-Mail: generaldelivery@ellisfoster.bc.ca
Website:  www.ellisfoster.com

-------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT
To the Shareholders of

Naxos Resources Ltd.
(An Exploration State Company)

We have audited the consolidated balance sheet of Naxos Resources Ltd. as at October 31, 2001 and the consolidated statements of operations and deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at October 31, 2001 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at October 31, 2000 and for the year then ended were audited by other auditors who expressed an opinion without reservation in their report dated February 16, 2001.




Vancouver, Canada                                "Ellis Foster"
January 3, 2002                                  Chartered Accountants



COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING CONFLICT
In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by significant uncertainties such as that referred to in the attached balance sheets as at October 31, 2001 and described in note 1 to the financial statements. Our report to the shareholders dated January 3, 2002 is expressed in accordance with Canadian reporting standards which do not permit a reference to such an uncertainty in the auditors' report when the uncertainty is adequately disclosed in the financial statements.



Vancouver, Canada                                "Ellis Foster"
January 3, 2002                                  Chartered Accountants

NAXOS RESOURCES LTD.
(An Exploration Stage Company)

Consolidated Balance Sheet
October 31, 2001
(In Canadian Dollars)

-------------------------------------------------------------------------------------------
                                                              2001                    2000
-------------------------------------------------------------------------------------------

ASSETS

Current
  Cash and cash equivalents                         $       12,516           $       7,993
  Tax credits recoverable                                      318                       -
  Prepaid expenses                                           6,402                   3,949
-------------------------------------------------------------------------------------------

                                                            19,236                  11,942

Reclamation bond                                            45,145                  58,831

Loan receivable (note 3)                                         1                       1

Resource properties (note 4)                                     4                       8

Plant and equipment (note 5)                                68,122                  85,134
-------------------------------------------------------------------------------------------

                                                    $      132,508           $     155,916
===========================================================================================

LIABILITIES

Current
  Accounts payable and accrued liabilities          $       73,047           $     111,985
  Due to a director                                        313,409                  42,240
  Loan payable (note 6)                                    158,670                       -
-------------------------------------------------------------------------------------------

                                                           545,126                 154,225
-------------------------------------------------------------------------------------------

SHARE CAPITAL AND DEFICIT

Share capital (note 7)                                  38,533,805              38,441,387

Deficit                                               (38,946,423)             (38,439,696)
-------------------------------------------------------------------------------------------

                                                         (412,618)                   1,691
-------------------------------------------------------------------------------------------

                                                    $      132,508           $     155,916
===========================================================================================


The accompanying notes form an integral part of these consolidated financial statements.




Approved by the Directors:

                 "Father Gregory Ofiesh"         "Robert Chatwin"
                 -----------------------------   --------------------------
                  Father Gregory Ofiesh           Robert Chatwin

NAXOS RESOURCES LTD.
(An Exploration Stage Company)

Consolidated Statement of Operations and Deficit
Year Ended October 31, 2001
(In Canadian Dollars)

------------------------------------------------------------------------------------------------------
                                                    Cumulative from
                                                       inception on      Year Ended        Year Ended
                                                    May 23, 1986 to     October 31,       October 31,
                                                   October 31, 2001            2001              2000
------------------------------------------------------------------------------------------------------

Expenses
  Amortization                                  $     4,616,082       $      17,012     $      23,960
  Automobile                                            230,512                   -               233
  Bad debt                                               44,269                   -                 -
  Capital taxes                                           5,996                   -                 -
  Filing fees                                            93,028               1,400               235
  Interest and bank charges                             130,471                 892             2,218
  Investor relations                                  1,732,878              16,362            76,127
  Management fees                                       372,123              36,000            27,000
  Mill testing                                        1,917,564                   -                 -
  Mineral exploration (note 4(b))                    14,959,443             232,429           352,781
  Office and miscellaneous                              971,092              16,938            45,899
  Professional and administrative fees                6,727,281             133,609           107,739
  Rent                                                  489,682              12,416            31,790
  Research and development                              406,300                   -                 -
  Salaries and benefits                               1,059,727                   -             1,424
  Transfer agent fees                                   232,201               9,727            12,755
  Travel                                              1,439,061              27,583            13,628
                                                 -----------------------------------------------------

Operating loss                                     (35,427,710)           (504,368)         (695,789)
                                                 -----------------------------------------------------

Other income (expenses)
  Interest income                                       226,061               5,196             9,800
  Joint venture equity income                           216,856
  Foreign exchange (loss) gain                          107,973             (7,551)            28,200
  Provision for loss on loan receivable               (665,673)                   -         (665,673)
  Gain on settlement of debt                            170,645                   -            40,645
  Recovered on abandonment
    of Venezuelan subsidiaries                          152,496                   -           152,496
  Gain on sale of capital assets                         50,641                   -            21,172
  Write-down of resource properties                 (1,996,624)                 (4)                 -
  Write-down of plant and equipment                 (1,613,089)                   -          (60,000)
  Write-down of license agreement                     (167,999)                   -                 -
                                                 -----------------------------------------------------
                                                    (3,518,713)             (2,359)         (473,360)
                                                 -----------------------------------------------------

Loss for the year                                  (38,946,423)           (506,727)       (1,169,149)

Deficit, beginning of year                                    -         (38,439,696)      (37,270,547)
                                                 -----------------------------------------------------
Deficit, end of year                             $ (38,946,423)       $ (38,946,423)    $ (38,439,696)
                                                 =====================================================

Loss per share                                                        $      (0.01)     $      (0.04)
                                                 =====================================================

Weighted average number of common shares                                 36,316,344        32,548,930
                                                 =====================================================


The accompanying notes form an integral part of these consolidated financial statements.

NAXOS RESOURCES LTD.
(An Exploration Stage Company)

Consolidated Statement of Cash Flows
Year Ended October 31, 2001
(In Canadian Dollars)

---------------------------------------------------------------------------------------------------------------
                                                      Cumulative from
                                                         inception on           Year Ended          Year Ended
                                                      May 23, 1986 to          October 31,         October 31,
                                                     October 31, 2001                 2001                2000
---------------------------------------------------------------------------------------------------------------

Cash flows from (used in) operating activities
  Loss for the year                                   $   (38,946,423)      $     (506,727)     $   (1,169,149)
  Adjustments for items not involving cash:
      Amortization                                          4,616,082               17,012              23,960
      Write-down of plant and equipment                     1,613,089                    -              60,000
      Gain on disposal of plant and equipment                (63,477)                    -            (21,172)
      Provision for loss on loan receivable                   665,673                    -             665,673
      Issuance of common shares
        for debt settlement                                   720,827                    -              81,409
      Write-down of license agreement                         167,999                    -                   -
      Issuance of common shares for services                   85,250                    -                   -
      Issuance of common shares
        for mineral expenditures                            1,017,915                    -                   -
      Gain of settlement of debt                             (40,645)                    -            (40,645)
      Recovered on abandonment of
        Venezuelan subsidiaries                             (152,496)                    -           (152,496)
      Write-down of resource properties                     1,996,624                    4                   -
                                                      ---------------------------------------------------------

                                                          (28,319,582)            (489,711)           (552,420)

  Changes in non-cash working capital items
    Increase in tax credits recoverable                          (318)                (318)                   -
    Decrease  (increase) in prepaid expenses                  (65,231)              (2,453)              48,841
    Increase (decrease) in accounts
      payable and accrued liabilities                         391,604               26,480           (211,713)
                                                      ---------------------------------------------------------

                                                          (27,993,527)            (466,002)           (715,292)
                                                      ---------------------------------------------------------

Cash flows from (used in) financing activities
  Funds received from the issuance of shares               34,184,344               27,000             375,800
  Increase in due to a director                               313,409              271,169              42,240
  Increase in loan payable                                    158,670              158,670                   -
  Repayment of long-term debt                               (162,336)                    -                   -
                                                      ---------------------------------------------------------

                                                           34,494,087              456,839             418,040
                                                      ---------------------------------------------------------

Cash flows from (used in) investing activities
  Acquisition of plant and equipment                       (5,556,293)
  Proceeds on sale of plant and equipment                   1,215,197                    -             201,834
  Decrease in loan receivable                                (725,674)                    -               7,433
  Decrease in reclamation bond                                 13,686               13,686                   -
  Acquisition of resource properties                       (1,434,960)                    -                   -
                                                      ---------------------------------------------------------

                                                           (6,488,044)               13,686             209,267
                                                      ---------------------------------------------------------

Increase (decrease) in
  cash and cash equivalents                                    12,516                4,523            (87,985)

Cash and cash equivalents, beginning of year                        -                7,993              95,978
                                                      ---------------------------------------------------------

Cash and cash equivalents, end of year                $        12,516      $        12,516      $        7,993
                                                      =========================================================


The accompanying notes form an integral part of these consolidated financial statements.

1.   Continuing Operations

Since inception in 1986, the Company has incurred cumulative losses of $38,946,423 and has a working capital deficiency of $525,890 at October 31, 2001. These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles applicable to a going concern which assumes that the Company will realize its assets and discharge its liabilities in the normal course of business. Realization values may be substantially different from carrying values as shown in these financial statements should the Company be unable to continue as a going concern.

The Company's ability to meet its obligations and maintain its operations is contingent upon several factors, including profitable operations, successful completion of additional financing arrangements and the continuing support of its creditors and shareholders.

2.   Significant Account Policies

     -    Basis of presentation

          The Company follows accounting principles generally accepted in Canada. All amounts shown in these consolidated financial statements are in Canadian dollars unless otherwise stated.

     -    Principles of consolidation

          The financial statements include the accounts of Naxos Resources Ltd., and its wholly owned subsidiaries, Naxos Resources (U.S.A.) Ltd. and Franklin Mining Corporation.

     -    Nature of exploration stage activities

          The Company is engaged in the acquisition and exploration of precious metals properties.

          Mineral exploration expenditures are charged to earnings until it is determined that a property has economically recoverable ore reserves; further exploration expenditures will then be capitalized. Incidental revenues from mineral sales during the exploration phase are offset against mineral exploration expenses.

     -    Amortization

          Amortization is calculated using the declining balance method at the following annual rates:

              Office furniture and equipment              20% - 30%
              Mining equipment                            20% - 30%


     -    Foreign exchange

          The accounts of the Company's integrated foreign subsidiaries are translated into Canadian dollars using the temporal method. Under this method, monetary assets and liabilities are translated at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated at the rates prevailing on the respective transaction dates. Exchange gains and losses are included in operations.

     -    Restoration, rehabilitation and environmental expenditures

          Restoration, rehabilitation and environmental expenditures are charged to earnings as incurred during the exploration phase. Significant restoration, rehabilitation and environmental expenditures to be incurred subsequent to the cessation of exploration are accrued when their extent can be reasonably estimated.

     -    Use of estimates

          The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     -    Cash and cash equivalents

          Cash equivalents usually consist of highly liquid investments which are readily convertible into cash with maturities of three months or less when purchased.

     -    Loss per share

          Loss per share is based on the weighted average number of common shares outstanding during the year. Diluted loss per share is not presented as it is not dilutive.

     -    Stock based compensation

          No compensation expense is recognized when stock options are issued to employees and directors. Any consideration paid by employees and directors on the exercise of stock options is credited to share capital. If stock options are repurchased from employees and directors, the excess of the consideration paid over the carrying amount of the stock options is charged to deficit.

     -    Income taxes

          The Company has adopted the provision of The Handbook of the Canadian Institute of Chartered Accountants Section 3465, Income Taxes. Under this standard, current income taxes are recognized for the estimated income taxes payable for the current period.

          Future taxes are recognized for the tax consequences of "temporary differences" by applying enacted or substantively enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax basis of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. In addition, Section 3465 requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.

3.   Loan Receivable

On January 21, 1998, the Company loaned a former director $733,107 to exercise warrants for a total of 321,833 shares of the Company. The loan did not bear interest and was for a period not to exceed 24 months. The former director deposited the shares acquired into escrow as security for the loan.

On December 18, 1998, the director resigned and accordingly, the loan became due immediately. To date, the Company's attempt to collect this loan have been unsuccessful. The Company has charged a provision for loss of $665,673 to operations in fiscal 2000 based on its estimate of collectibility of the loan at that time.

The loan receivable is carried at nominal value of $1 at October 31, 2001. Any amounts recovered in the future on this note receivable will be credited to operations in the year of recovery. In the event the shares held in escrow are returned, they will be cancelled, without recognition of gain to the Company.

4.   Resource Properties

     -    Franklin Lake Project, California, USA

          The Company holds/held the following mineral property interests.

          -    Lease to 99 mineral claims in Inyo County, California

               The lease requires advance royalty payments of US$1,500 per month. The property is subject to a 10% net smelter or mill returns royalty.

               The Company may purchase the claims upon payment of US$800,000.

               The lease to these mineral claims was abandoned in the year 2001.

          - Lease to 52.5 acres of land and buildings, including tailings piles in Inyo County, California.

               The lease requires monthly payments equal to the greater of US$1,200 or 5% of net smelter returns of ore extracted from the tailings.

          - Interest in 58 placer association claims in Inyo County, California.

               During the year, the exact area as was covered by the 408 mineral claims reported as of October 31, 2000, was restaked as 58 placer association claims. This was possible because, whereas the former claims were limited to 20 acres each, the placer association claims may cover up to 160 acres each, considerably reducing the Company's claim costs.



     -    Mineral exploration expenditures incurred are as follows:

                                                          2001      2000
          -----------------------------------------  ----------  ----------

          Assaying                                   $   2,310   $  12,239
          Claims and lease payments                     60,509     167,531
          Drilling                                           -      26,088
          Engineering                                    2,772       5,737
          Reclamation, repairs and maintenance          46,113      65,058
          Supplies and chemicals                        16,355       7,514
          Wages and benefits                           104,370      68,614
          -----------------------------------------  ----------   ---------


5.   Plant and Equipment


                                                              Net Book Value
                                            Accumulated  -----------------------
                                    Cost   Amortization        2001     2000
                                ------------------------------------------------

         Office furniture
          and equipment           44,468  $      18,773  $   25,695      32,115
         Mining equipment        318,572        276,145      42,427      53,019
                                --------- -------------- ----------- -----------
                                 363,040  $     294,918  $   68,122  $   85,134
                                ========= ============== =========== ===========


6.   Loan Payable

The loan payable is non-interest bearing and will be settled by the future issuance of shares from the Company stock.

7.    Share Capital

     -    Authorized: unlimited common shares without par value

     -    Issued:

                                                        Number
                                                     of Shares         Amount
           -------------------------------------- -------------  ---------------

           Balance, October 31, 1999              $ 31,710,330    $  37,984,178
           Issued for cash                           3,758,000          375,800
           Issued for settlement of debt               550,000           81,409
           -------------------------------------- -------------  ---------------

           Balance, October 31, 2000
           Issued for settlement of debt               475,000           65,418
           -------------------------------------- -------------  ---------------



           Allotted for cash at $0.10 per share        270,000           27,000
           -------------------------------------- -------------  ---------------
           Balance, October 31, 2001              $ 36,763,330    $  38,533,805
           ====================================== =============  ===============


     - At October 31, 2001, the following share purchase warrants were outstanding:

                   Number of Shares        Exercise Price    Expiry Date
              -------------------------- ----------------- ----------------

                        3,270,000              0.10        October 18, 2002
              ========================== ================= ================


     -    As at October 31, 2001, the following stock options were outstanding:

                  Number of Shares            Exercise
              Subject to Stock Options         Price       Expiry Date
            ------------------------------- ----------- ---------------------

              25,000 (former director)         $0.08    December 18, 2001
                                                        (subsequently expired)
              50,000 (director)                 0.13    October 1, 2002
              50,000 (former director)          0.13    October 1, 2002
             100,000 (director)                 0.13    November 27, 2002
              50,000 (former director)          0.13    November 27, 2002
             150,000 (director)                 0.10    March 24, 2003
              70,000 (former director)          0.10    March 24, 2003
            ------------------------------ ----------- ---------------------


8.   Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, tax credits recoverable, prepaid expenses, reclamation bond, loan receivable, accounts payable and accrued liabilities, due to director and a loan payable. The fair value of these financial instruments approximate their carrying values, unless otherwise noted. The Company is not exposed to significant interest, currency or credit risk arising from these financing instruments.

9.   Related Party Transaction

The aggregate amount of expenditures, either paid or accrued, to parties not at arm's length to the Company consist of the following:

                                                            2001          2000
         --------------------------------------------  ----------  ------------

         Management fees to a director who is
           also the president of the Company to
           be settled by future issuance of
           Company stock                               $  36,000   $    27,000
         Investor relation expenses paid to a
           former president of the Company.                    -        35,160
         Reimbursement for office overhead,
           services and supplies to a director who
           is also the president of the Company to
           be settled by future issuance of
           Company stock                                  24,000             -
         Legal fees paid to an officer of the
           Company                                        40,736             -
         --------------------------------------------  ----------  ------------
                                                       $ 100,736   $    62,160
                                                       ==========  ============


10.  Income Taxes

At October 31, 2001, the Company had net operating loss carryforwards for Canadian income tax purposes of approximately $9,800,000 which, if not utilized to reduce Canadian taxable income in future periods, will expire during the years 2002 through 2009.

At October 31, 2001, the Company had net operating loss carryforwards for U.S. income tax purposes of approximately $8,500,000, which, if not utilized to reduce U.S. taxable income in future periods, will expire during the years 2009 through 2021.

No tax benefits have been recognized in the statements of operations from the availability of operating loss carryforwards due to the uncertainty of their realization.

11.  Segmented Information

12.  Industry information

The Company considers itself to be operating in one reportable operating segment, being the acquisition and development of resource properties.

     -    Geographic information

          The Company's non-current assets by geographic locations are as follows:

                              2001          2000
                          -----------  ------------

          USA              $ 113,271    $  143,973
          Canada                   1             1
                          -----------  ------------
                           $ 113,272    $  143,974
                          ===========  ============

13.  Non-Cash Financing and Investing Activities

The Company issued 475,000 common shares to settle outstanding debt of $65,418 during the year.

14.  Comparative Figures

Certain of the comparative figures for the 2000 fiscal year have been reclassified to conform to the presentation adopted for the fiscal 2001 year.

15.  Subsequent Events

Subsequent to October 31, 2001, the Company was re-domiciled from Canada to the United States as a Nevada corporation. The shareholders have approved a consolidation of the Company's outstanding and issued share capital on the basis of one new share being issued for each ten shares currently held and have approved a change of the Company's name to Franklin Lake Resources Inc.


16. Differences Between Canadian And United States Generally Accepted Accounting Principles (Canadian GAAP and US GAAP)

     -    Recent accounting pronouncements

          (i)  Earnings per share

               In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 128 (SFAS
               128), "Earnings per Shares". The statement is effective for financial statements for periods ending after December 15, 1997, and changes the method in which earnings per share will be determined. The Company's adoption of FASB 128 for U.S. GAAP purposes results in no difference in net loss per share disclosure.

          (ii) Income tax

               Under Canadian GAAP, the future tax benefit related to the non-capital loss carry forwards have not been recorded in the accounts. Under U.S. GAAP, companies must follow the requirements of Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires the use of the asset/liability method of measurement of tax liabilities, wherein deferred tax assets are recognized as well as deferred tax liabilities.

               The Company has significant non-capital loss carry forwards (note
               10). SFAS 109 would require the recognition of a long-term tax asset for the future benefit expected from the application of these carryforwards to future profitable years. If it is expected that the entire amount of non-capital loss carryforwards will not be utilized, then a valuation allowance is applied to the asset to reasonably state the asset at its expected value. Under SFAS 109, disclosure of the amount of the valuation allowance is required. As at May 31, 2001, the valuation allowance is equal to 100% of the deferred tax asset. Changes in the value of the deferred asset are recognized each year as income tax expense.

          (iii) SFAS 130, "Reporting Comprehensive Income" and SFAS 131, "Disclosures About Segments of an Enterprise and Related Information" were also issued in 1997. These standards, which became effective in 1998, expand or modify disclosures and, accordingly, will have no effect on the corporation's consolidated financial position, results of operations or cash flows.

               - In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Company has not assessed the effect that such adoption may have on its consolidated results of operations and financial position.

               -    Stock Options

                    The Company has granted founders, directors and certain employees stock options. All options granted were vested immediately and will be exercised from the date of grant for a period from two to five years.

                    A summary of the options granted is as follows:

            -----------------------------------------------------------------
                                                                     Average
                                                                    Exercise
                                                           Number      Price
                                                        of Shares     (Cdn$)
            ----------------------------------------- ------------ ----------

            Balance outstanding, October 31, 1999      1,661,593    $   0.47

            2000    -Granted                             400,000        0.11
                    -Expired                            (340,000)       0.95
                    -Exercised                          (195,000)       0.82
                    -Cancelled                          (981,593)       0.26
                                                      ------------ ----------

            Balance outstanding, October 31, 2000        545,000        0.21

            2001    -Expired                             (50,000)       0.80
            ----------------------------------------- ------------ ----------

            Balance outstanding, October 31, 2001        495,000    $   0.15
            ========================================= ============ ==========



                                                       Weighted     Weighted
                   Range of                Number       Average     Average
                   Exercise             Outstanding   Contractual   Exercise
                     Price            and Exercisable    Life        Price
             ----------------------   --------------- ------------- --------
               $0.01   -  $0.1 0          245,000          2.16     $   0.10
               $0.11   -   $0.15          250,000          1.01     $   0.13
                                      -------------- ------------- ---------

                                          495,000            1.58   $   0.12
                                      ============== ============= =========


                    The Company accounts for its stock-based compensation plan in accordance with Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees, under which no compensation is recognized in connection with options granted to employees except if options are granted at a strike price below fair value of the underlying stock. The Company adopted the disclosure requirements of Statement of Financial Accounting Standard No. 123 (SFAS 123), Accounting for Stock-based Compensation. Accordingly, the Company is required to calculate and present the pro-forma effect of all awards granted. For disclosure purposes, the fair value of each option granted to an employee has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.0%; dividend yield 0%; volatility of 1.7%; and one year of expected lives.

                    Based on the computed option values and the number of options issued, had the Company recognized compensation expense, the following would have been its effect on the Company's losses for the year and loss per share:

                                                        2001            2000
             ----------------------------------  -------------  --------------
             Loss for the year:                     (506,727)     (1,169,149)
             - as reported
             ----------------------------------  -------------  --------------
             - pro forma                            (506,727)     (1,200,149)
             ----------------------------------  -------------  --------------

             Basic and diluted loss per share:
             - as reported                             (0.01)          (0.04)
             ----------------------------------  -------------  --------------

             - pro forma                               (0.01)          (0.04)
             ==================================  =============  ==============


                    In March 2000 the Financial Accounting Standards Board issued "Interpretation #44, Accounting For Certain Transaction Involving Stock Compensation" among other issues, this interpretation clarifies:

               (iv) The definition of employee for purposes of applying opinion
                    25.

               (v) The criteria for determining whether a plan qualifies as a non-compensatory plan.

               (vi) The accounting consequence of various modifications of the terms of a previously fixed stock option or award, and

               (vii) The accounting for an exchange of stock compensation awards in a business combination.

                    In relation to (iii) the interpretation states, "if the exercise price of a fixed stock option reward is reduced, the award shall be accounted for as a variable from the date of the modification to the date the award is exercised, is forfeited, or expires unexercised, the exercise price of an option award has been reduced if the fair vale of the consideration required to be remitted pursuant to the sward's original terms".

                    The interpretation is generally effective July 1, 2000 and the Company may incur additional compensation expense in future years.

          - The acquisition in prior years of certain mining claims acquired from the spouse of a director are accounted for at cost being the market value of the shares issued as consideration. Under United States GAAP these acquisitions would have been recorded at the Directors' and related companies original cost. The impact on the capital stock and cost of claims if the Financial Statements were prepared in accordance with United States GAAP is indeterminable.

          -    Statement of Cash Flows

               Supplemental Disclosure of Cash Flow Information

                  -------------------------------- ----------------- ------------ ------------
                  Cash paid during the period          May 23, 1986         Year   Year Ended
                                                     (inception) to        Ended
                                                   October 31, 2001  October 31,  October 31,
                                                       (cumulative)         2001         2000
                  -------------------------------- ----------------- ------------ ------------

                  Interest                            $ -              $ -          $ -

                  Income taxes                        $ -              $ -          $ -
                  -------------------------------- ----------------- ------------ ------------

-        Operations in Foreign County

                  The Company is subject to numerous factors relating to conducting business in a foreign country (including, without limitation, economic, political and currency risk), any of which could have a significant impact on the Company's operation.

-        Supplemental Financial Information:

(i)      Reconciliation of Stockholders' Equity under US GAAP


                                                                                   Deficit
                                                 Common Shares                   Accumulated      Total
                                   -----------------------------------------      During the  Shareholders'
                                                                     To Be       Exploration      Equity
                                         Number         Amount      Issued          Stage      (Deficiency)
---------------------------------- -------------  -------------  -----------  ---------------  -------------
                                                       $'s           $'s            $'s             $'s
Issuance of common shares for
  Cash                                1,620,000         57,000           -               -           57,000
Net loss                                      -              -           -         (10,249)         (10,249)
---------------------------------- -------------  -------------  -----------  ---------------  -------------
Balances at October 31, 1986                                             -
Issuance of common shares for
  Cash                                1,025,000         51,500           -               -           51,500
Net loss                                      -              -           -         (64,540)         (64,540)
---------------------------------- -------------  -------------  -----------  ---------------  -------------
Balances at October 31, 1987          2,645,000        108,500           -         (74,789)          33,711
Issuance of common shares for
  Cash                                  150,000          9,000           -               -            9,000
Net loss                                      -              -           -         (20,671)         (20,671)
---------------------------------- -------------  -------------  -----------  ---------------  -------------
Balances at October 31, 1988          2,795,000        117,500           -         (95,460)          22,040
Issuance of common shares for
  Cash                                1,876,332        363,225           -               -          363,225
  Resource property                     300,000         40,500           -               -           40,500
Net loss                                      -              -           -        (247,866)        (247,866)
---------------------------------- -------------  -------------  -----------  ---------------  -------------
Balances at October 31, 1989          4,971,332        521,225           -        (343,326)         177,899
Issuance of common shares for
  Cash                                1,947,255      1,240,500           -               -        1,240,500
  Resource property                     400,000         54,000           -               -           54,000
  Services                               24,014         85,250           -               -           85,250
Commons shares to be issued for
  Resource property                           -              -     560,000               -          560,000
Net loss                                      -              -           -      (2,759,079)      (2,759,079)
---------------------------------- -------------  -------------  -----------  ---------------  -------------
Balances at October 31, 1990          7,342,601      1,900,975                  (3,102,405)        (641,430)
Issuance of common shares for
  Cash                                2,759,027      1,117,950    (560,000)              -          557,950
  Resource property                     165,000        169,750           -               -          169,750
  Debt settlement                       789,240        358,168           -               -          358,168
Commons shares to be issued for
  Resource property                           -              -      94,915               -           94,915
Net loss                                      -              -           -        (650,082)        (650,082)
---------------------------------- -------------  -------------  -----------  ---------------  -------------
Balance at October 31, 1991          11,055,868      3,546,843      94,915      (3,752,487)        (110,729)
================================== =============  =============  ===========  ===============  =============

                                                                                  Deficit
                                                  Common Shares                 Accumulated       Total
                                   -----------------------------------------     During the    Shareholders'
                                                                     To Be      Exploration       Equity
                                         Number         Amount      Issued         Stage       (Deficiency)
---------------------------------- -------------  -------------  -----------  ---------------  -------------
                                                      $'s            $'s            $'s             $'s
Balances at October 31, 1991,
  Carried forward                    11,055,868      3,546,843      94,915      (3,752,487)        (110,729)
Issuance of common shares for
  Cash                                1,958,636      1,230,450           -               -        1,230,450
  Resource property                     876,483        753,665     (94,915)              -          658,750
  License                               400,000        168,000           -               -          168,000
Net loss                                      -              -           -      (1,423,468)      (1,423,468)
---------------------------------- -------------  -------------  -----------  ---------------  -------------
Balances at October 31, 1992         14,290,987      5,698,958           -      (5,175,955)         523,003
Issuance of common shares for
  Cash                                2,456,413      2,923,415           -               -        2,923,415
Issuance of common shares to
  Acquire subsidiary                    311,000             40           -               -               40
Common shares to be issued                    -              -     100,000               -          100,000
Net loss                                      -              -           -      (1,882,810)      (1,882,810)
---------------------------------- -------------  -------------  -----------  ---------------  -------------
Balances at October 31, 1993         17,058,400      8,622,413     100,000      (7,058,765)       1,663,648
Issuance of common shares for
  Cash                                3,394,000      4,883,100    (100,000)              -        4,783,100
Issuance of common shares to
  Acquire subsidiary                     25,000         87,500           -               -           87,500
  A director                            250,000        281,250           -               -          281,250
Net loss                                      -              -           -      (3,290,933)      (3,290,933)
---------------------------------- -------------  -------------  -----------  ---------------  -------------
Balances at October 31, 1994         20,727,400     13,874,263           -     (10,349,698)       3,524,565
Issuance of common shares for
  Cash                                2,083,591      3,973,440           -               -        3,973,440
  Resource property                     231,000        474,220           -               -          474,220
  Plant and equipment                    18,000         39,780           -               -           39,780
Net loss                                      -              -           -      (3,537,371)      (3,537,371)
---------------------------------- -------------  -------------  -----------  ---------------  -------------
Balances at October 31, 1995         23,059,991     18,361,703           -     (13,887,069)       4,474,634
Issuance of common shares for
  Cash                                3,160,236      5,995,913           -               -        5,995,913
  Plant and equipment                   309,707       1690,511           -               -        1,690,511
Net loss                                      -              -           -      (5,126,791)      (5,126,791)
---------------------------------- -------------  -------------  -----------  ---------------  -------------
Balances at October 31, 1996         26,529,934     26,048,127           -     (19,013,860)       7,034,267
Issuance of common shares for
  Cash                                2,706,081      6,148,626           -               -        6,148,626
Net loss                                      -              -                  (7,133,674)      (7,133,674)
---------------------------------- -------------  -------------  -----------  ---------------  -------------
Balance at October 31, 1997          29,236,015     32,196,753           -     (26,147,534)       6,049,219
================================== =============  =============  ===========  ===============  =============

                                                                                  Deficit
                                                  Common Shares                 Accumulated       Total
                                  ------------------------------------------    During the    Shareholders'
                                                                     To Be     Exploration       Equity
                                         Number         Amount      Issued        Stage        (Deficiency)
---------------------------------  -------------  -------------  -----------  -------------  ---------------
                                                      $'s            $'s            $'s             $'s
Balances at October 31, 1997,
  carried forward                    29,236,015     32,196,753           -     (26,147,534)       6,049,219
Issuance of common shares for
  Cash                                1,989,278      5,594,951           -               -        5,594,951
Issuance of common shares
  pursuant to dilution provision        244,444              -           -               -                -
Net loss                                      -              -           -      (8,707,548)      (8,707,548)
---------------------------------  -------------  -------------  -----------  -------------  ---------------
Balances at October 31, 1998         31,469,737     37,791,704           -     (34,855,082)       2,936,622
Issuance of common shares for
  Cash                                  240,593        192,474           -               -          192,474
Net loss                                      -              -           -      (2,415,465)      (2,415,465)
---------------------------------  -------------  -------------  -----------  -------------  ---------------
Balances at October 31, 1999         31,710,330     37,984,178           -     (37,270,547)         713,631
Issuance of common shares for
  Cash                                3,758,000        375,800           -               -          375,800
Issuance of common shares
  on conversions of accounts
  Payable                               550,000         81,409           -               -           81,409
Net loss                                      -              -           -      (1,169,149)      (1,169,149)
---------------------------------  -------------  -------------  -----------  -------------  ---------------
Balances at October 31, 2000         36,018,330     38,441,387           -     (38,439,696)           1,691
Issuance of common shares for
  Debt settlement                       475,000         65,418           -               -           65,418
Common shares to be issued for
  Cash                                  270,000              -           -               -           27,000
Net loss                                      -              -           -        (506,727)        (506,727)
---------------------------------  -------------  -------------  -----------  -------------  ---------------
Balances at October 31, 2001         36,763,330     38,506,805           -     (38,946,423)        (412,618)
=================================  =============  =============  ===========  =============  ===============

          - There is no difference between Canadian and United States generally accepted accounting principles on total assets and total liabilities, statement of operations and statement of cash flows.

                          Franklin Lake Resources Inc.
                         (An Exploration Stage Company)

                                  Balance Sheet

                                             January 31, 2002   October 31, 2001
                                             ----------------   ----------------
                                                (Unaudited)

                                     Assets

Current
     Cash                                       $     1,462         $     7,872
     Tax credits recoverable                            236                 200
     Prepaids, deposits and advances                  2,100               4,026
                                               -------------       -------------
 Total Current Assets                           $     3,798         $    12,098

Long-Term
     Reclamation Bond                                58,452              28,393
     Loan Receivable                                      1                   1
     Resource Properties                                  7                   3
     Plant and equipment, net                        80,182              42,843
                                               -------------       -------------
Total Long-Term Assets                              138,642              71,240
                                               -------------       -------------
Total Assets                                    $   142,440         $    83,338


                Liabilities and Shareholders' Equity (Deficiency)

          Liabilities

Current Liabilities
     Accounts Payable and accrued                    39,515              45,942
     liabilities
     Due a Director                                 289,379             197,113
   Loan Payable                                           -              99,792
                                               -------------       -------------
Total Liabilities                                   328,894             342,847

         Shareholders' Equity (Deficiency)

Share capital                                    24,360,503          24,235,097
Deficit                                         (24,546,957)        (24,494,606)
                                               -------------       -------------
Total Shareholders' Equity
(Deficiency)                                       (186,454)           (259,509)
                                               -------------       -------------
Total Liabilities and
Shareholders' Deficiency                        $   142,440         $    83,338
                                               =============       =============




           See accompanying notes to consolidated financial statements

                          Franklin Lake Resources Inc.
                         (An Exploration Stage Company)

                             Statement of Operations

                                              3 Months Ended     3 Months Ended
                                             January 31, 2002   January 31, 2001
                                             ----------------   ----------------

Operating Expenses
     Mineral Exploration                          $   26,252         $   27,273
     Professional and administrative fees             16,420              4,803
     Investor relations                                  573                 62
     Salaries and benefits                             3,200                  0
     Travel                                            5,128              2,350
     Management fees                                  12,000              6,002
     Office                                            8,197             (1,180)
     Rent                                              9,600                  0
     Transfer agent fees                                 749                654
     Filing fees                                         109                  0
     Interest and bank charges                           279                 26
     Depreciation                                      2,914              2,980
                                                 ------------       ------------
     Total Operating expenses                         85,422             42,971

Other income (expenses)
Interest income                                          (17)                 0
Foreign exchange gain (loss)                                             (1,426)
                                                 ------------       ------------
Total other income (expenses)                            (17)            (1,426)
                                                 ------------       ------------
Net Loss                                             $85,404            $41,545
                                                 ============       ============
Loss per share                                        $ 0.02             $ 0.01
                                                 ============       ============
Weighted average number of shares                  4,276,333          3,601,833
                                                 ============       ============



           See accompanying notes to consolidated financial statements

                          Franklin Lake Resources Inc.
                         (An Exploration Stage Company)

                             Statement of Cash Flows

                                              Three Months Ended               Three Months Ended
                                               January 31, 2002                 January 31, 2001
                                               ----------------                 ----------------
                                                  (Unaudited)                     (Unaudited)

Cash flows from (used in) operating activities

Loss for quarter                                           $  (85,404)                     $  (41,870)

Adjust for items not involving cash:

Depreciation                                    $2,914                      $     2,811
Expenses payable only in shares of stock        18,000
Write-up of resources properties                    (4)        20,910                            2,811
                                             ----------                     ------------
                                                20,910                            2,811

Changes in non-cash working
  capital items

Increase in tax credits recoverable                 36
Decrease (increase) in
  prepaid expenses                              (1,926)                            (423)
Increase (decrease) in accounts
  payable and accrued liabilities                6,427          4,537            (8,083)        (8,506)
                                             ----------                     ------------
Changes in other assets

Increase in equipment (new purchases)           37,339
Increase in reclamation bond                    30,059         67,398
                                             ----------                     ------------
Cash flows from financing activities

Funds received for shares                      (30,000)                          46,219
Advances received from/due
  to director                                  (83,851)
Decrease in loan payable                       100,000        (13,851)                          46,219
                                             ----------    -----------      ------------    -----------
Increase (decrease) in cash                                    (6,410)                          (1,346)

Cash at beginning of quarter
(November 1, 2001)                                              7,872                            5,027
                                                           -----------                      -----------
Cash at end of quarter (January 31, 2002)                  $    1,462                       $    3,681
                                                           ===========                      ===========



           See accompanying notes to consolidated financial statements

                          Franklin Lake Resources Inc.
                         (An Exploration Stage Company)

               Notes to Consolidated Financial Statements for the
                         Quarter Ended January 31, 2002
                                   (Unaudited)


1.   Continuing Operations.

     These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles applicable to a going concern, which assumes that the Company will realize its assets and discharge its liabilities in the normal course of business. Realization values may be substantially different from carrying values as shown in these financial statements should the Company be unable to continue as a going concern.

     The Company's ability to meet its obligations and maintain its operations is contingent upon several factors, including profitable operations, successful completion of additional financing arrangements and the continuing support of its creditors and shareholders.

2.   Significant Accounting Policies


     a.   Basis of presentation.

          The Company follows accounting principles generally accepted in the U.S. All amounts shown in these consolidated financial statements are in U.S. dollars unless otherwise stated.


     b.   Principles of consolidation.

          The financial statements include the accounts of Franklin Lake Resources Inc., and its wholly owned subsidiaries, Naxos Resources
          (USA) Ltd. and Franklin Mining Corporation.

     c.   Nature of exploration stage activities.

          The Company is engaged in the acquisition and exploration of precious metals properties. Mineral exploration expenditures are charged to earnings until it is determined that a property has economically recoverable ore reserves; further exploration expenditures will then be capitalized. Incidental revenues from mineral sales during the exploration phase are offset against mineral exploration expenses.

     d.   Amortization.

          Amortization is calculated using the declining balance method at the following annual rates:


                  Office furniture and equipment           20% - 30%
                  Mining equipment                         20% - 30%

     e.   Restoration, rehabilitation and environmental expenditures.

          Restoration, rehabilitation and environmental expenditures are charged to earnings as incurred during the exploration phase. Significant restoration, rehabilitation and environmental expenditures to be incurred subsequent to the cessation of exploration are accrued when their extent can be reasonably estimated.

     f.   Use of estimates.

          The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     g.   Cash and cash equivalents.

          Cash equivalents usually consist of highly liquid investments, which are readily convertible into cash with maturities of three months or less when purchased.

     h.   Loss per share.

          Loss per share is based on the weighted average number of common shares outstanding during the period. Diluted loss per share is not presented, as it is not dilutive.

     i.   Stock based compensation.

          No compensation expense is recognized when stock options are issued to employees and directors. Any consideration paid by employees and directors on the exercise of stock options is credited to share capital.


3.   Loan Receivable.

     On January 21, 1998, the Company loaned a former director $733,107 to exercise warrants for a total of 321,833 shares of the Company. The loan did not bear interest and was for a period not to exceed 24 months. The former director deposited the shares acquired into escrow as security for the loan. On December 18, 1998, the director resigned and the loan became due immediately. To date, the Company's attempt to collect this loan have been unsuccessful. The Company has charged a provision for loss of $665,673 to operations in fiscal 2000 based on its estimate of collectibility of the loan at that time. The loan receivable is carried at nominal value of $1 at January 31, 2002. Any amounts recovered in the future on this note will be credited to operations in the year of recovery. If the shares held in escrow are returned, they will be canceled without recognition of gain to the Company.

4.   Resource Properties

     Franklin Lake Project, California, USA

     The Company holds/held the following property interests:

     a. Lease to 52.5 acres of land and buildings, including tailings piles in Inyo County, California.

          The lease requires monthly payments equal to the greater of $1,200 or 5% of net smelter returns of ore extracted from the tailings.

     b.   Interest in 58 placer association claims in Inyo County, California.

          During the fiscal year ended October 31, 2001, the exact area that was covered by the 408 mineral claims reported as of October 31, 2000, was restaked as 58 placer association claims. This was possible because, whereas the former claims were limited to 20 acres each, the placer association claims may cover up to 160 acres each, considerably reducing the Company's claim costs.

5.   Share Capital

     (a) Authorized: At October 31, 2001, the Company was a Canadian corporation known as Naxos Resources Ltd. It had authorized capital of an unlimited number of shares of common stock without par value.

          During the period covered by this report, the Company was "continued" to the U.S. and became a Nevada corporation. The authorized capital of this corporation consists of 45,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Effective January 9, 2002, the Company changed its name to Franklin Lake Resources Inc. and reverse split its shares on the basis of one new share for each ten existing shares.

     (b)  Issued:

                                                                   Shares
                                                              -------------
          Balance, October 31, 2001 (per Annual Report)         36,763,330
                                                              =============
          Adjusted for reverse stock split                       3,676,333
          Shares issued for cash                                   600,000
                                                              -------------
          Balance, January 31, 2002                              4,276,333


     (c) Warrants: At January 31, 2002, the following share purchase warrants were outstanding:

                   Number of Shares    Exercise Price  Expiration Date
               ----------------------- -------------- -----------------

                         3,270,000           0.10*     October 18, 2002
                           600,000           0.25      January 31, 2003
                        -----------
               Total     3,870,000
               --------------------------------------------------------
               * in Canadian Dollars


     (d) Options: As at January 31, 2002, the following stock options were outstanding:

                           Number of Shares            Exercise       Expiration
                       Subject to Stock Options         Price*           Date
          ----------------------------------------------------------------------------

                       50,000 (director)                 0.13       October 1, 2002
                       50,000 (former director)          0.13       October 1, 2002
                      100,000 (director)                 0.13       November 27, 2002
                       50,000 (former director)          0.13       November 27, 2002
                      150,000 (director)                 0.10       March 24, 2003
                       70,000 (former director)          0.10       March 24, 2003
                   -----------
          Total       470,000
          ----------------------------------------------------------------------------
          * In Canadian Dollars

6.   Financial Instruments.

     The Company's financial instruments consist of cash and cash equivalents, tax credits recoverable, prepaid expenses, reclamation bond, loan receivable, accounts payable and accrued liabilities, amounts due to director, and a loan payable. The fair values of these financial instruments approximate their carrying values, unless otherwise noted. The Company is not exposed to significant interest, currency, or credit risk arising from these financing instruments.

7.   Related Party Transaction

     The aggregate amount of expenditures, either paid or accrued during the quarter, to parties not at arm's length to the Company consist of the following:

                                                        1-31-2002    1-31-2001
       ----------------------------------------------  -----------  -----------

       Management fees to a director who is
         also the president of the Company to
         be settled by future issuance of
         Company stock                                 $   12,000   $    9,000
       Reimbursement for office overhead,
         services and supplies to a director who
         is also the president of the Company to
         be settled by future issuance of
         Company stock                                      6,000            -
       Legal fees paid to an officer of the
         Company                                            7,500        7,500
       ----------------------------------------------  -----------  -----------
                                                       $   25,500   $   16,500
       ==============================================  ===========  ===========

8.   Income Taxes

     At January 31, 2002, the Company had net operating loss carryforwards for Canadian income tax purposes of approximately $9,900,000 which, if not utilized to reduce Canadian taxable income in future periods, will expire during the years 2002 through 2009.

     At January 31, 2002, the Company had net operating loss carryforwards for U.S. income tax purposes of approximately $8,600,000, which, if not utilized to reduce U.S. taxable income in future periods, will expire during the years 2009 through 2021.

     No tax benefits have been recognized in the statements of operations from the availability of operating loss carryforwards due to the uncertainty of their realization.

9.   Segmented Information

     (a) Industry information. The Company considers itself to be operating in one reportable operating segment, being the acquisition and development of resource properties.

     (b) Geographic information. All the Company's assets are located in the U.S.




           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

     On September 6, 2001, the Company engaged Ellis Foster, Chartered Accountants, as its independent auditors for the fiscal year ended October 31, 2001 after Matthew Hoogendorn, Chartered Accountant, who was the Company's auditorfor fiscal year 2000, resigned on September 5, 2001. DeLoitte & Touche conducted the fiscal year 1999 audit and also resigned before the end of the fiscal year 2000.

     Neither the resignation of DeLoitte & Touche nor the resignation of Matthew Hoogendorn was based on any disagreement with the Company on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure.


                                  LEGAL MATTERS

     On February 19, 1999, the Company filed a suit again Jimmy John, former President, CEO and director of Franklin Lake (then "Naxos Resources"), in the Supreme Court of British Columbia, titled Naxos Resources Ltd. v. Jimmy John, Case No. C9900946, for failure to repay a loan of CDN$733,107.45 made to him by the Company. The loan was made to allow Mr. John to exercise warrants he held to purchase shares of Company stock. The shares were deposited with an escrow as security for the loan. The loan becomes due upon Mr. John's resignation as a director of the Company. The Company is seeking full payment of the loan plus interest and costs. Mr. John has since filed a counter-claim against the Company, adding Sydney Kemp, Rene Daignault, and Walker & Company as defendants, alleging that they and the Company had misrepresented terms and conditions of the written loan agreement. His counter claim also seeks indemnification for legal fees he incurred in defending himself against the Alberta Securities Commission in a prior administrative proceedings. Hearings on this matter have not yet been scheduled. The Company has set aside the suit temporarily due to other priorities for uses of its funds. We cannot predict the outcome of this suit.


                                     EXPERTS

     Our financial statements for the fiscal year ended October 31, 2001 and October 31, 2000, including the "Reconciliation to U.S. GAAP", have been prepared and audited by Ellis Foster, Chartered Accountants and independent auditors, as set forth in their report dated January 3, 2002, and are included in this prospectus and registration statement in reliance upon the authority of Ellis Foster as experts in accounting and auditing.

     The validity of the common shares to be issued under this rights offering will be passed upon for us by Peter Boyle, Attorney at Law, a member of the State Bar of California. He also serves as corporate secretary of Franklin Lake.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form SB-2, which registers the securities that we are offering under this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Citicorp Center
500 West Madison Street
Suite 1400
Chicago, Illinois 60661

     You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

     The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The Internet address of that site is http://www.sec.gov. You can access any of the filings we have made as a publicly-reporting company by going to the site and performing a search.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     Section 78.037 of the Nevada Revised Statutes authorizes, and the Company's Articles of Incorporation provide for, the indemnification of our officers and directors. The By-laws of the corporation require Franklin Lake to indemnify officers and directors to the full extent permitted by Nevada law. Each person will be indemnified in any proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification would cover judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees.


Item 25.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various estimated amount of fees and expenses payable in connection with this offering. All of these expenses will be borne by the registrant.


                                              Amount of
Item                                          Expenses
--------------------------------------------------------

SEC Registration Fee .........................$   114
Printing and Distribution Expenses ........... 11,000*
Legal Fees and Expenses ...................... 15,000*
Miscellaneous Expenses .......................  1,000*
                                             ---------
            Total ...........................$ 27,114
-------
*Estimated


Item 26.  Recent Sales of Unregistered Securities.

     The following securities were sold by executives of the Company without the use of an underwriter. In effecting the sales, we relied on the exemption authority provided by Section 4(2) of the Securities Act of 1933, as amended, relating to sales not involving any public offering. We believe that all such sales were made by our executive officers in private, negotiated transactions without any advertising, public announcements or general solicitation. The purchasers of the shares represented themselves in writing to be, and the company believes them to be, members of one or more of the following classes:

     a.   Officers, directors, promoters or control persons of the issuer; or

     b.   Individuals who:

          i.   Are knowledgeable and sophisticated in investment matters;
          ii. Are able to assess the risks of an investment such as in our securities;
          iii. Are financially able to bear the risk of a loss of their entire investment; and
          iv. Have access to pertinent information regarding the issuer and its operations.

The shares are subject to the resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144. Certificates representing the securities bear a legend to that effect.


----------------------- ----------------------- ------------ ------------ ------------------
           Date                     Class           Amount    Price(CDN$)   # of Purchasers
----------------------- ----------------------- ------------ ------------ ------------------
October 31, 1999(1)     Common, $.001 par value     192,474      $0.80
December 16, 1999(2)    Common, $.001 par value     550,000      $0.15             1
October 31, 2000(3)     Common, $.001 par value     293,000      $0.10            15
October 31, 2000(4)     Common, $.001 par value     195,000      $0.10             2
October 18, 2000        Common, $.001 par value   3,270,000      $0.10             2
March 21, 2001          Common, $.001 par value     475,000      $0.08             2
----------------------- ----------------------- ------------ ------------ ------------------

(1) Exercise of options during the fiscal year ended October 31, 1999 (2) Issued in exchange for cancellation of debt (3) Exercise of warrants during the fiscal year ended October 31, 2000 (4) Exercise of options during the fiscal year ended October 31, 2000 (5) Cancellation of debt for legal and accounting services


Item 27.  Exhibits.

Number        Description of Document
------        -----------------------

3.1       -   Articles of Incorporation of Franklin Lake Resources Inc.
3.2       -   By-laws of Franklin Lake Resources Inc.
3.3       -   Articles of Domestication of Franklin Lake Resources Inc.
5         -   Opinion Regarding Legality.
23.1      -   Consent of Peter Boyle, Attorney at Law   (included in Exhibit 5).
23.2      -   Consent of Ellis Foster, Chartered Accountants
24.1      -   Power of Attorney (Included under Part II - Signatures).
99.1      -   Form of Letter to Shareholders
99.2      -   Form of Subscription Certificate
99.3      -   Instructions for Use of Subscription Certificate
99.4      -   Notice of Guaranteed Delivery
99.5      -   Form of Letter to Clients
99.6      -   Form of Letter to Brokers


Item 28.  Undertakings.

     The undersigned registrant hereby undertakes to supplement this prospectus, after the end of the subscription period for this offering, to include the results of the subscription offer, and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the small business issuer will file a post-effective amendment to state the terms of such offering.


                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned.

                                FRANKLIN LAKE RESOURCES INC.

                                By:

May  6, 2002                    /s/ FATHER GREGORY OFIESH
------------                    ---------------------------------------------
Date                            President, CEO, Acting Treasurer and Director



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Father Gregory Ofiesh and Frances Nelson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



/s/ Peter Boyle                                      May 6, 2002
--------------------------                           -----------------
Vice President, Secretary                            Date


/s/ Kamal Alawas                                     May  6, 2002
--------------------------                           -----------------
Director                                             Date


/s/ Robert Chatwin                                   May  6, 2002
--------------------------                           -----------------
Director                                             Date